   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1996



                                                      REGISTRATION NO. 333-14333

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                              CORAL SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                         7563                       84-11777-92
 (State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
  incorporation or organization)  Classification Code Number)       Identification Number)

                             ---------------------
                          1500 KANSAS AVENUE, SUITE 2E
                            LONGMONT, COLORADO 80501
                                 (303) 772-5800
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                ERIC A. JOHNSON
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              CORAL SYSTEMS, INC.
                          1500 KANSAS AVENUE, SUITE 2E
                            LONGMONT, COLORADO 80501
                                 (303) 772-5800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:

             JAMES C.T. LINFIELD                             JEFFREY D. SAPER
              COOLEY GODWARD LLP                           J. ROBERT SUFFOLETTA
       2595 CANYON BOULEVARD, SUITE 250           WILSON SONSINI GOODRICH & ROSATI, P.C.
         BOULDER, COLORADO 80302-6737                       650 PAGE MILL ROAD
                (303) 546-4000                       PALO ALTO, CALIFORNIA 94304-1050
                                                              (415) 493-9300

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

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                                                                            PROPOSED
                                                       PROPOSED MAXIMUM      MAXIMUM
TITLE OF SECURITIES                     AMOUNT TO BE    OFFERING PRICE      AGGREGATE        AMOUNT OF
TO BE REGISTERED                        REGISTERED(1)    PER SHARE(2)   OFFERING PRICE(2) REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value........ 3,105,000 Shares      $12.00        $37,260,000      $11,290.91
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) Includes 405,000 shares of Common Stock issuable upon exercise of the Underwriters over-allotment option.
(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 18, 1996


                                2,700,000 SHARES
                              [CORAL SYSTEMS LOGO]
                                  COMMON STOCK


     All of the shares of Common Stock offered hereby are being sold by Coral Systems, Inc. ("Coral Systems" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "CSYS."


     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PROSPECTIVE INVESTORS IN PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
                                    Price to         Underwriting        Proceeds to
                                     Public           Discount(1)        Company(2)
----------------------------------------------------------------------------------------
Per Share......................          $                 $                  $
Total(3).......................          $                 $                  $
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting offering expenses payable by the Company estimated at $821,000.

(3) The Company and certain stockholders (the "Selling Stockholders") have granted to the Underwriters a 30-day option to purchase up to 405,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling
    Stockholders will be $           , $           , $           and
    $           , respectively. See "Underwriting."

     The shares of Common Stock are offered by the several Underwriters named herein subject to receipt and acceptance by them, and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the office of Montgomery Securities on or about              , 1996.

                             ---------------------

MONTGOMERY SECURITIES
                                COWEN & COMPANY
                                                                  UBS SECURITIES

                                           , 1996

Graphic under the heading "Technological Flexibility for Wireless Applications" with a relational schematic showing a figure labeled "Coral Systems Core Technology" at the center connected to a figure labeled "Coral Systems Applications," including "Future Applications," "FraudBuster(R)" and "ChurnAlert(R)," and a figure labeled "Multiple Third Party Platforms," including "Hardware," "Other Data Interfaces," "Transaction Processors" and "Databases."

Photographs under the heading "Software Solutions for Wireless Carriers" with
(i) one photograph of the ChurnAlert product splash screen with the Coral Systems logo and slogan "The Software Standard in Wireless;" (ii) three photographs of the ChurnAlert graphical user interface; (iii) the following statement: "ChurnAlert is a software product that enables carriers to use adjustable analyses to proactively address the needs of subscribers who are likely to terminate service, or churn;" (iv) one photograph of the FraudBuster product splash screen with the Coral Systems logo and slogan "The Software Standard in Wireless;" (v) three photographs of the FraudBuster graphical user interface and (vi) the following statement: "FraudBuster is a fraud management software product which includes a fraud profiler and subscription fraud monitoring techniques and is designed to identify most commonly known types of wireless fraud."

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated in such forward-looking statements.

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus:
(i) gives effect to the conversion of each outstanding share of Preferred Stock into Common Stock upon the closing of this offering, (ii) has been adjusted to reflect a 1-for-2 reverse stock split of the Common Stock to be effected prior to the offering, and (iii) assumes no exercise of the Underwriters' over-allotment option.
                                  THE COMPANY

     Coral Systems provides client-server software products for the wireless telecommunications industry to enable carriers to reduce fraud and customer turnover, or "churn," and increase operating efficiencies. The Company's products are based upon its proprietary core technology, which provides several key advantages, including rapid product development, portability, technology independence and enhanced scalability. The Company's fraud management software, FraudBuster, incorporates a fraud profiler and subscription fraud monitoring functionality and is designed to combat most currently identified types of wireless fraud. Unlike many other fraud prevention techniques which typically address specific types of fraud, FraudBuster detects multiple types of existing and emerging fraud, including cloning, subscription fraud, tumbling fraud and cellular telephone theft. Coral Systems' veRiFier line extension, when released, will expand the FraudBuster solution by providing interfaces to complementary fraud prevention products, including radio frequency ("RF") signature detection. The Company's churn prevention product, ChurnAlert, allows carriers to analyze and identify potential churn candidates before they seek customer service assistance or deactivate service. The Company's Home Location Register ("HLR") networking product facilitates seamless roaming and enhanced services and optimizes switch capacity with minimal capital outlays. The Company's Data Message Handler ("DMH") networking product, when released, will enable carriers to capture and distribute data on a near real-time basis to facilitate billing, wireless fraud detection, churn prevention and customer service applications.

     Wireless telecommunications is one of the fastest growing segments of the telecommunications industry and has become increasingly competitive as a result of a number of recent regulatory and technological changes, causing increasing pressure on carrier profitability. Subscriber growth, new market entrants, declining revenue per subscriber and the transition to a mass market subscriber base have created significant challenges for wireless carriers, including rising losses from fraud and churn, growing strains on network capacity and increasing demand for enhanced services. Industry sources estimate that in the U.S. the total revenue lost to wireless telecommunications fraud was approximately $650 million in 1995, up from $482 million in 1994. Wireless carriers are also focusing on improving customer retention to reduce subscriber churn as the cost of acquiring new subscribers increases. Wireless carriers in the U.S. have recently experienced average annual subscriber churn at rates of 26% to 36%. Fraud and churn also pose significant problems for carriers in many international markets.

     The Company's objective is to become a leading provider of software solutions for a broad range of challenges facing wireless carriers by capitalizing on the growth of the wireless telecommunications industry, leveraging its proprietary core technology to develop new products and enhanced versions of existing products, and maximizing its recurring revenue stream through a per subscriber license fee model. Coral Systems licenses its products pursuant to agreements that typically provide for an initial license fee and an annual maintenance fee for a defined number of subscribers, as well as additional license and maintenance fees for net subscriber additions. The Company has entered into strategic development and distribution relationships with manufacturers and providers of switching equipment and billing services, including Cincinnati Bell Information Systems, Inc. ("CBIS"), Ericsson Radio Systems AB ("Ericsson"), Lucent Technologies Inc. ("Lu-cent") and Nortel. Wireless carriers using the Company's products include AirTouch Communications, Inc. ("AirTouch"), BellSouth PCS, Cox Communications, Orange Personal Communications Services and Sprint Spectrum.

     The Company was incorporated in Colorado in August 1991 and reincorporated in Delaware in April 1995. The Company's executive offices are located at 1500 Kansas Avenue, Suite 2E, Longmont, Colorado 80501, and its telephone number is
(303) 772-5800.
                             ---------------------

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and an opinion thereon expressed by independent certified public accountants and with quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information.

     FraudBuster(R), ChurnAlert(R) and veRiFier(TM) are trademarks of the Company. All other brand names and trademarks appearing in this Prospectus are the property of their respective holders.

                                  THE OFFERING

Common Stock to be offered...............  2,700,000 shares
Common Stock to be outstanding after the
  offering...............................  9,930,137 shares(1)
Use of proceeds..........................  For working capital and other general corporate purposes
Proposed Nasdaq National Market symbol...  CSYS

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                    NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                      ----------------------------------------   ------------------------
                                                          1993            1994         1995        1995         1996
                                                      -------------   ------------   ---------   --------   -------------
STATEMENT OF OPERATIONS DATA:
Total revenue.......................................     $   504         $ 1,417      $ 3,890    $ 3,093        $6,852
Cost of revenue.....................................         244             508        1,909      1,542         1,474
                                                         -------         -------      -------    -------        ------
Gross profit........................................         260             909        1,981      1,551         5,378
Operating expenses:
  Research and development..........................         414             573        2,160      1,496         1,953
  Sales and marketing...............................         158             645        1,870      1,427         2,614
  General and administrative........................         677             886        1,351      1,066         1,765
                                                         -------         -------      -------    -------        ------
        Total operating expenses....................       1,249           2,104        5,381      3,989         6,332
                                                         -------         -------      -------    -------        ------
Loss from operations................................        (989)         (1,195)      (3,400)    (2,438)         (954)
Other income (expense), net.........................         (61)            (33)           9         15           (31)
                                                         -------         -------      -------    -------        ------
Loss before extraordinary item......................      (1,050)         (1,228)      (3,391)    (2,423)         (985)
Extraordinary item:
  Gain on extinguishment of debt and other
    liabilities(2)..................................          --              --           --         --           243
                                                         -------         -------      -------    -------        ------
Net loss............................................     $(1,050)        $(1,228)     $(3,391)   $(2,423)       $ (742)
                                                         =======         =======      =======    =======        ======
Pro forma net loss per common share before
  extraordinary item (unaudited)....................                                                            $ (.12)
                                                                                                                ======
Pro forma net loss per common share (unaudited).....                                  $  (.48)                  $ (.09)
                                                                                      =======                   ======
Pro forma weighted average number of shares
  outstanding (unaudited)...........................                                    7,097                    8,096
                                                                                      =======                   ======

                                                                                 QUARTER ENDED
                                                      -------------------------------------------------------------------
                                                      SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                                          1995            1995         1996        1996         1996
                                                      -------------   ------------   ---------   --------   -------------
Total revenue.......................................     $   274          $ 796       $ 1,029     $2,194        $3,630
Cost of revenue.....................................         251            366           257        393           823
                                                         -------          -----       -------     ------        ------
Gross profit........................................          23            430           772      1,801         2,807
Operating expenses:
  Research and development..........................         540            663           699        585           668
  Sales and marketing...............................         464            443           659        814         1,142
  General and administrative........................         288            285           399        651           716
                                                         -------          -----       -------     ------        ------
        Total operating expenses....................       1,292          1,391         1,757      2,050         2,526
                                                         -------          -----       -------     ------        ------
Income (loss) from operations.......................      (1,269)          (961)         (985)      (249)          281
Other income (expense), net.........................           7             (7)          (37)         7            (2)
                                                         -------          -----       -------     ------        ------
Income (loss) before extraordinary item.............      (1,262)          (968)       (1,022)      (242)          279
Extraordinary item:
  Gain on extinguishment of debt and other
    liabilities(2)..................................          --             --            --         --           243
                                                         -------          -----       -------     ------        ------
Net income (loss)...................................     $(1,262)         $(968)      $(1,022)    $ (242)       $  522
                                                         =======          =====       =======     ======        ======

                                                                                               SEPTEMBER 30, 1996
                                                                                            -------------------------
                                                                                            ACTUAL     AS ADJUSTED(3)
                                                                                            ------     --------------
BALANCE SHEET DATA:
Cash and cash equivalents.................................................................  $3,374         $30,174
Total assets..............................................................................   7,454          34,254
Long-term debt, non-current portion.......................................................     313             313
Stockholders' equity......................................................................   3,438          30,238

---------------

(1) Does not include (i) 1,102,346 shares of Common Stock issuable upon exercise of stock options outstanding as of September 30, 1996, granted under the Company's Amended and Restated Stock Option Plan (the "Stock Option Plan") at a weighted average exercise price of $1.26 per share and (ii) 979,937 shares of Common Stock issuable upon exercise of warrants outstanding as of September 30, 1996, at a weighted average exercise price of $0.28 per share. See "Management -- Stock Option Plan" and "Description of Capital Stock."

(2) In September 1996, the Company extinguished a previously recorded net liability of $658,300. The Company settled this obligation for $415,000, resulting in a gain of $243,300 which was recorded as an extraordinary item.
(3) Adjusted to reflect the sale of the 2,700,000 shares of Common Stock offered by the Company hereby at an assumed public offering price at $11.00 and the application of the estimated net proceeds therefrom.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.

LIMITED OPERATING HISTORY; LACK OF PROFITABILITY

     The Company was incorporated in August 1991 and first recognized software license revenue in the fourth quarter of 1993. Prior to that time, the Company operated as a development stage company with revenue consisting solely of software development fees. The Company did not begin to generate meaningful software license revenue until the second quarter of 1995. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development. The Company was not profitable on a quarterly basis until the quarter ended September 30, 1996, has not achieved profitability on an annual basis and, as of September 30, 1996, had an accumulated deficit of $7.0 million. In view of the Company's short operating history, the rapidly changing nature of the wireless telecommunications market and the uncertainty of market acceptance of the Company's products, the Company's recent growth in revenue may not be sustainable and should not be considered indicative of future results or growth. There can be no assurance that the Company will achieve or sustain profitability in the future on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FLUCTUATIONS IN FUTURE OPERATING RESULTS

     The Company has experienced, and expects to continue to experience, significant fluctuations in operating results due to a variety of factors, including the size and rate of growth of the wireless telecommunications market, market acceptance of the Company's products and those of its competitors, the size and timing of customer orders, development and marketing expenses relating to the introduction of new or enhanced products, the timing and degree of success of product introductions by the Company and its competitors, changes in pricing policies by the Company and its competitors, the long sales cycles associated with the Company's products, the mix of products and services delivered by the Company, the accuracy of forecasts of carrier demand, development delays, changes in hardware platforms and general economic conditions. In response to competitive pressures or otherwise, the Company may take certain pricing or marketing actions that could materially adversely affect its business or operating results. Because of the relatively large dollar size of the Company's typical software license fee, any delay in the closing of a transaction could adversely impact the Company's operating results for a particular quarter. The Company may also be required to reduce license fees or undertake significant custom development without compensation in connection with its licensing transactions. Further, due in part to the time required to implement the Company's products, the Company may experience potentially significant delays in recognizing revenue. The Company's expense levels are relatively fixed and are based, in part, on its expectations regarding future sales and, as a result, the Company's business, operating results and financial condition would be materially and adversely affected by a decrease in sales or a failure to meet the Company's sales expectations. There can be no assurance that the Company will achieve or sustain profitability on a quarterly or annual basis. It is likely that in some future quarter the Company's revenue or operating results will be below the expectations of stock market securities analysts and investors. In such event, the price of the Company's Common Stock would likely decline, perhaps substantially. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON FRAUDBUSTER PRODUCT

     To date, the majority of the Company's revenue has been attributable to license revenue from FraudBuster, the Company's fraud management software product. During fiscal 1995 and the nine months ended September 30, 1996, FraudBuster accounted for approximately 51.1% and 65.4%, respectively, of the

Company's total revenue. In addition, a significant portion of the Company's service and hardware revenue for these periods was directly attributable to the licensing of FraudBuster. The Company has realized limited revenue to date from its other products and services including ChurnAlert and its HLR. The Company anticipates that FraudBuster will continue to account for a substantial portion of revenue for the foreseeable future. Accordingly, any significant overall decline in revenue from FraudBuster would have a material adverse effect on the Company's business, operating results and financial condition. The Company's future operating results are dependent upon continued market acceptance of FraudBuster and enhancements thereto. There can be no assurance that FraudBuster will continue to achieve market acceptance or that the Company will be successful in marketing enhancements thereto. There can be no assurance that current revenue or margin levels from this product will be sustained. The Company anticipates that its existing and new competitors will introduce additional products that compete with FraudBuster, particularly if the demand for fraud prevention software products increases. In the event that the Company's current or future competitors release new products that have more advanced features, offer better performance or are more price competitive than FraudBuster, the Company's business, operating results and financial condition could be materially and adversely affected. See "Business -- Products" and "-- Product Development."

DEPENDENCE ON CONTINUED GROWTH OF CELLULAR MARKET; UNCERTAIN ACCEPTANCE OF PCS

     The Company provides its services primarily to cellular and Personal Communications Service ("PCS") carriers. Although the cellular market has experienced significant growth in recent years, there can be no assurance that such growth will continue at similar rates, if at all, or that cellular carriers will continue to use the Company's products or services. The Company's future financial performance will depend to a large extent on the number of carriers seeking third-party solutions to the problems of fraud and customer churn. There can be no assurance that the market for these solutions will continue to grow or that, if such market does grow, there will be continued demand for the Company's products. Any decline in demand for the Company's products and services or for cellular service in general, whether as a result of competition, technological change, general economic conditions or other factors, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future operating results will depend in large part on the emergence of the PCS market and the use of the Company's products and services by PCS carriers. Currently, the PCS market is in its initial stages of development, and if this market does not grow as expected or if the carriers in this market do not use the Company's products, the Company's business, operating results and financial condition would be materially and adversely affected.

COMPETITION

     The markets for the Company's software products are new, intensely and increasingly competitive, rapidly evolving and subject to rapid technological change. The Company's competitors include computer hardware and software providers, telecommunications services and billing providers and range from small companies with limited resources to large companies with substantially greater financial, technical and marketing resources than those of the Company. In addition, the Company competes against the internal development efforts of the Company's customers and potential customers. As a result, some of the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than the Company. Further, existing companies may broaden their product lines or increase their focus to compete more directly with the Company's current and future products. Currently, the Company's principal competitors are GTE Telecommunications Services ("GTE-TSI") in the United States and Digital Equipment Corporation in international markets. The Company's FraudBuster product competes with a number of other profiler products and several alternative technologies, including RF signature systems, personal identification numbers ("PINs") and authentication. In addition, the Company has licensed the source code for FraudBuster to AirTouch for the purpose of enabling AirTouch to use, reproduce and develop enhancements to FraudBuster in AirTouch's markets and to sublicense FraudBuster to cellular carriers in which AirTouch directly owns at least a 10% equity interest, in exchange for a royalty to the Company on such sublicenses. As a result, AirTouch could compete with the Company in those markets covered by cellular carriers in which AirTouch owns such an equity interest. GTE-TSI is also the Company's primary competitor in the churn prevention software market. Tandem Computers is the Company's principal competitor for its HLR products and services. In addition, with the deployment of its own HLR products, the Company will begin to compete with vendors who have licensed the Company's HLR product source code. To the extent that competitors achieve higher product quality, lower price, greater functionality or other advantages relative to the Company's products, the Company's business, operating results and financial condition could be materially and adversely affected. There can be no assurance that the Company will have the resources required to respond effectively to market or technological changes or to compete successfully in the future. Furthermore, increasing competition in the wireless telecommunications industry may cause prices to fall, which may materially and adversely affect the Company's business, operating results and financial condition. Current and potential competitors have established or may in the future establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. If this were to occur, the Company's business, operating results and financial condition would be materially adversely affected. See "Business -- Competition."

CUSTOMER CONCENTRATION; DEPENDENCE ON DISTRIBUTORS

     To date, a significant portion of the Company's revenue in any particular period has been attributable to a limited number of customers, comprised of both distributors and carriers. Comcast Cellular Communications, Pacific Synergy, Motorola and AirTouch accounted for 22.1%, 22.1%, 11.7% and 11.2%, respectively, of the Company's total revenue in 1995 and Lucent and DSC Technologies accounted for 60.0% and 12.4%, respectively, of the Company's total revenue in the nine months ended September 30, 1996. The Company expects a relatively small number of customers will continue to represent a significant percentage of its total revenue for each quarter for the foreseeable future, although the companies that comprise the largest customers in any given quarter are expected to change from quarter to quarter. The terms of the Company's agreements with its customers are generally for periods of five years and although these agreements typically contain a growth component based on net new subscribers in addition to an initial license fee, there are no minimum payment obligations to the Company after the initial licensing fee. Therefore, there can be no assurance that any of the Company's customers will continue to utilize the Company's services in amounts similar to previous years, if at all.

     The Company's products are currently distributed or marketed in conjunction with, among others, Lucent, Ericsson, Nortel and CBIS. License revenue from all distributors accounted for approximately 53.8% and 75.3% of the Company's total revenue in 1995 and the nine months ended September 30, 1996, respectively. The Company believes its dependence on distributors will increase in the future. There are no minimum purchase obligations applicable to any distributor and the Company generally licenses to these entities on an individual purchase order basis with no guarantee of continuing orders. The loss of, or significant reduction in, license revenue through any of the Company's principal distributors could materially adversely affect the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Sales, Marketing and Distribution" and "-- Customers and Customer Support."

LIMITED PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS; RISK OF LITIGATION

     The Company regards its software as proprietary and relies primarily on a combination of patent, trademark, copyright and trade secret laws, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. The Company currently has one issued U.S. patent and five applications pending in the U.S. Patent and Trademark Office, six applications for foreign patents pending and two Patent Cooperation Treaty applications preserving the Company's ability to obtain patent protection in a number of foreign countries. There can be no assurance that any of such pending patent applications will result in the issuance of any patents, or that the Company's current patent or any future patents will provide meaningful protection to the Company. In particular, there can be no assurance that third parties have not or will not develop equivalent technologies or products that avoid infringing the Company's current patent or any future patents or that the Company's current patent or any future patents would be held valid and enforceable by a court having jurisdiction over a dispute involving such patents. In addition, since patent applications in the United States are not publicly disclosed until the patent issues and foreign patent applications generally are not publicly disclosed for at least a portion of the time that they are pending, applications may have been filed by entities other than the Company which, if issued as patents, may relate to the Company's products. There can be no assurance that third parties will not assert infringement claims against the Company in the future based on existing patents or future patents or that such claims will not be successful.

     The Company does not include in its products any mechanism to prevent or inhibit unauthorized copying. Unauthorized copying is common within the software industry, and if a significant amount of unauthorized copying of the Company's products were to occur, the Company's business, operating results and financial condition could be materially and adversely affected. Furthermore, the Company may enter into transactions in countries where intellectual property laws are not well developed and where legal protection of the Company's rights may be ineffective. Also, as the number of software products in the industry increases, and the possibility for overlapping functionality increases, software developers may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company with respect to current or future products. From time to time, the Company receives notices from third parties claiming infringement of intellectual property rights of such parties. The Company investigates these claims and responds as it deems appropriate. However, there can be no assurance that the Company's response will satisfy the party sending the notice, or that such party will not institute a claim against the Company. The scope of protection accorded to patents covering software-related inventions is evolving and is subject to a significant degree of uncertainty. Any claims or litigation, with or without merit, could be costly, time-consuming and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business, operating results and financial condition. In addition, such claims could cause product shipment delays or require the Company to enter into royalty or licensing agreements which may not be available on terms acceptable to the Company or at all, any of which could have a material adverse effect on the Company's business, operating results and financial condition. There has been substantial litigation regarding copyright, trademark and other intellectual property rights involving computer software companies and there can be no assurance that the Company will not be subject to litigation regarding these matters in the future. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Intellectual Property."

     The Company has received notice from Tadiran Corporation regarding an alleged trademark infringement by the Company's use of the name Coral Systems, Inc. The Company believes that it can settle such matter on terms acceptable to the Company. See "Business -- Intellectual Property."

RISK OF PATENT INTERFERENCE ACTION

     The Company's one issued U.S. patent relates to specific aspects of its fraud detection and profiling technology, including aspects that have been or may in the future be used in FraudBuster or other Company products. The Company has filed a continuation application for this issued patent to pursue additional claims. The Company received notice from the United States Patent and Trademark Office that the issued patent and the continuation application are being reviewed to determine if an interference action should be declared between the Company and another party. Such an interference action may be declared if there is interfering subject matter in the Company's patent or patent application and the other party's patent or patent application to determine whether the Company or the other party is entitled to a patent claiming such subject matter. Interference actions may be complex and expensive, and the outcome of such actions is often difficult to predict. Accordingly, in the event that an interference action is declared, the Company may consider opportunities to settle the interference action on terms acceptable to the Company. Any such settlement may require licensing of the Company's patent rights which may diminish their value to the Company. In addition, there can be no assurance that the Company will pursue a settlement or that a settlement would be reached on terms acceptable to the Company. In the event that the Company could not settle any such interference action and were declared to have interfered, it could lose some or all of the claims in the Company's existing patent and/or the continuation application and be subject to patent infringement claims for its use of the technology in question. Any such action or claim could have a material adverse effect on the Company's business, operating results and financial condition. See
"Business -- Intellectual Property."

LENGTHY SALES CYCLE

     A carrier's decision to license one of the Company's products typically involves a significant commitment of capital by the customer, with the attendant delays frequently associated with significant capital expenditures. In addition, purchases of the Company's products involve multilevel testing, integration, implementation and support requirements. For these and other reasons, the sales cycle associated with the licensing of the Company's products typically ranges from 6 to 18 months and is subject to a number of risks over which the Company has little or no control, including customers' budgetary and capital spending constraints and the internal purchasing approval processes of the customer. Because of this lengthy sales cycle and the relatively large size of a typical software license, if revenue forecasted from a specific customer for a particular quarter is not realized in that quarter, the Company's operating results for that quarter could be materially and adversely affected. See
"-- Fluctuations in Future Operating Results" and "Business -- Sales, Marketing and Distribution."

DEPENDENCE ON NEW PRODUCT INTRODUCTIONS; PRODUCT DELAYS AND RISK OF SOFTWARE ERRORS OR FAILURES

     The Company's success depends in part on the timely introduction and success of new products or product enhancements. A significant delay in the introduction of, or the presence of a defect in, one or more new products or product enhancements could have a material adverse effect on the ultimate success of such products or product enhancements and on the Company's business, operating results and financial condition. Further, because of the revenue typically associated with initial shipments of a new product or product enhancement, delaying the introduction of a new product or product enhancement expected near the end of a fiscal quarter may materially and adversely affect operating results for that quarter or beyond. The process of developing software products such as those offered by the Company is extremely complex and is expected to become more complex and expensive in the future as new platforms and technologies emerge. In the past, the Company has experienced significant delays in the introduction of certain new products and product enhancements and the Company anticipates that there will be similar delays in developing and introducing new products and product enhancements in the future. There can be no assurance that new products or product enhancements will be introduced on schedule or at all or that they will achieve market acceptance or generate significant revenue. Software products as complex as those offered by the Company may contain undetected errors when first introduced or when new versions are released. There can be no assurance that, despite testing by the Company, errors will not be found in new products or product enhancements after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Technology."

CHANGES IN TECHNOLOGY AND INDUSTRY STANDARDS

     The wireless telecommunications industry is undergoing rapid changes, including evolving industry standards, frequent new product introductions and changes in carrier requirements and preferences. The introduction of new technologies might render some of the Company's existing products obsolete or unmarketable. There can be no assurance that the current demand for the Company's products will continue or that the mix of the Company's future product offerings will keep pace with technological changes or satisfy evolving customer preferences or that the Company will be successful in developing and marketing products for any future operating system or industry standard. Failure to develop and introduce new products and product enhancements in a timely fashion could result in a loss of the Company's customers and could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Products," "-- Product Development" and
"-- Technology."

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     While most of the Company's operations are not directly regulated, the Company's customers are subject to a variety of governmental regulations. Such regulations may decrease the growth of the wireless telephone industry, adversely affect the development of the PCS market, limit the number of potential customers for the Company's products or impede the Company's ability to offer competitive products and services to the wireless telephone market or otherwise have a material adverse effect on the Company's business, operating results and financial condition. At the same time, recently enacted legislation deregulating the telecommunications industry may cause changes in the industry, including entrance of new competitors and industry consolidation, which could in turn subject the Company to increased pricing pressures, decrease the demand for the Company's products, increase the Company's cost of doing business or otherwise have a material adverse effect on the Company's business, operating results and financial condition. If the recent trend toward privatization and deregulation of telecommunications markets outside of the U.S. were to discontinue, or if currently deregulated international markets were to reinstitute comprehensive government regulation of telecommunications services, the Company's business, operating results and financial condition could be materially and adversely affected.

ABILITY TO MANAGE GROWTH

     The Company is currently experiencing a period of rapid growth that has placed, and could continue to place, a significant strain on the Company's operational, financial, management, administrative and other resources. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems and to attract, train, motivate, manage and retain key employees. There can be no assurance that the Company's systems, procedures, controls and existing facilities will be adequate to support expansion of the Company's operations. If the Company is unable to manage its growth effectively, the Company's business, operating results and financial condition could be materially and adversely affected. See "Business -- Employees" and "Management."

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent on the performance and continued service of its senior management and certain key employees. In particular, the loss of the services of Eric Johnson, the Company's Chairman of the Board, President and Chief Executive Officer, could have a material adverse effect on the Company. The Company maintains key-man life insurance policies on Mr. Johnson as well as certain other management personnel, however, such policies are not designed to fully compensate the Company for the loss of these persons' services. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Specifically, the Company may experience increased costs in order to attract and retain skilled employees. The loss of any of the Company's senior management or other key research, development, sales and marketing personnel, particularly if lost to competitors, could have a material adverse effect on the Company's business, operating results and financial condition. The Company's failure to attract additional qualified employees or to retain the services of key personnel could materially and adversely affect the Company's business, operating results and financial condition. See "Business -- Employees" and "Management."

DEPENDENCE ON THIRD-PARTY PRODUCTS AND SERVICES

     Many of the Company's products incorporate or rely on products developed and owned by third parties, including computer hardware, telecommunications switching equipment, databases and on-line transaction monitors. Consequently, the Company must rely upon third parties to develop and introduce products that enhance the Company's current products and enable the Company, in turn, to develop its own products on a timely and cost-effective basis to meet changing customer needs and technological trends in the telecommunications industry. Any impairment or termination of the Company's relationship with any vendor, developer or licensor of third-party products would force the Company to seek alternative sources for these products. There can be no assurance that the Company will be able to obtain access in a timely manner to third-party products and development services necessary to enable the Company to develop and introduce new and enhanced products, that the Company will obtain third-party products and development services on commercially reasonable terms or that the Company will be able to replace third-party products in the event such products become unavailable, obsolete or incompatible with future versions of the Company's products. The absence, or any significant delay in the replacement, of third-party products could have a material adverse effect on the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH REVENUE FROM INTERNATIONAL CUSTOMERS


     Revenue from international customers accounted for approximately 27.2%, 34.7% and 14.1% of the Company's total revenue in 1994 and 1995 and the nine months ended September 30, 1996, respectively, and the Company expects that revenue from international customers will continue to account for a significant portion of the Company's total revenue. The Company expects to expand its sales efforts outside of the U.S., which will require significant management attention and financial resources. Revenue from international customers is subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other trade barriers, political and economic instability in foreign markets, difficulties in staffing and management and integration of foreign operations, longer payment cycles, greater difficulty in accounts receivable collection, currency fluctuations and potentially adverse tax consequences. In particular, the Company recorded revenue of $637,000 in the second quarter of 1996 in connection with a contract with a foreign distributor to provide FraudBuster software that was intended for resale to a single end user. Such revenue was recorded when the Company was notified that the software had been accepted by the end user. A $471,000 account receivable relating to this transaction is overdue and remains unpaid as of November 18, 1996. This distributor is disputing payment of this entire amount. While the Company intends to vigorously pursue collection of this receivable from the distributor, there can be no assurance that collection of any or all of this amount will occur. Any efforts by the Company to collect this foreign receivable are subject to significant practical and legal difficulties. Accordingly, if payment is not received in the near term, the Company may be required to record a charge to establish a bad debt reserve against all or a portion of this receivable in the fourth quarter of 1996 or in a subsequent period. Any such charge could have a material adverse effect upon the Company's operating results. Since most of the Company's foreign sales are denominated in U.S. dollars, the Company's products may also become less price competitive in countries in which local currencies decline in value relative to the U.S. dollar. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales, Marketing and Distribution."


CONCENTRATION OF SHARE OWNERSHIP; ANTI-TAKEOVER PROVISIONS

     Based on the number of shares of Common Stock outstanding as of September 30, 1996, upon completion of this offering, the directors and officers of the Company, together with certain entities affiliated with them, will own an aggregate of 26.3% of the Company's outstanding Common Stock, assuming no exercise of outstanding stock options or warrants (24.7% assuming the exercise in full of the Underwriters' over-allotment option). As a result, these stockholders will retain significant voting power in the election of all directors and with respect to other matters requiring approval by the stockholders of the Company. See "Management -- Directors and Executive Officers" and "Principal and Selling Stockholders."

     Upon the completion of this offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of undesignated preferred stock and to determine the designations, preferences and rights and the qualifications or restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate actions, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of preferred stock. In addition, the Company will, upon consummation of the offering, be subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held

Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Furthermore, certain other provisions of the Company's Certificate of Incorporation and Bylaws, such as classification of the Board of Directors and prohibitions against stockholders acting by written consent or calling special meetings of stockholders, may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest, or other transaction, even if such transaction could provide a premium to the market price of the Company's Common Stock. See "Management" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


     Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. In addition to the 2,700,000 shares of Common Stock offered hereby, as of the date of the final Prospectus (the "Effective Date"), there will be 7,230,137 shares of Common Stock outstanding, all of which are "restricted" shares (the "Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). Approximately 290,000 Restricted Shares will be eligible for sale in the public market immediately following the Effective Date pursuant to Rule 144(k) promulgated under the Securities Act. In addition, approximately 3,240,000 Restricted Shares will become eligible for sale 180 days after the Effective Date upon expiration of certain lock-up agreements with the Underwriters and pursuant to Rules 144 and 701, subject in some cases to certain volume and other resale restrictions pursuant to Rule 144. In addition, the Company intends to register on Form S-8, within 90 days after the Effective Date, a total of 2,622,111 shares of Common Stock subject to certain outstanding warrants, outstanding options or reserved for issuance under the Company's Stock Option Plan and the Employee Stock Purchase Plan (the "Purchase Plan"). Following the filing of such registration statement on Form S-8, approximately 109,000 shares issuable upon the exercise of stock options will become eligible for sale in the public market. Upon expiration of the lock-up agreements referred to above, holders of approximately 5,138,000 shares of Common Stock and holders of warrants to purchase approximately 251,000 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock. See "Shares Eligible for Future Sale."


NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering. The initial public offering price will be determined by negotiations between the Company and the Representatives of the Underwriters and may not be indicative of future market prices. The market price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors, such as announcements of new products by the Company or its competitors and changes in earnings estimates or recommendations by securities analysts or other events. Moreover, the stock market has experienced extreme volatility that has particularly affected the market prices of equity securities of many high technology companies and that has often been unrelated or disproportionate to the operating performance of such companies. Broad market fluctuations, as well as economic conditions generally and in the software industry specifically, may materially and adversely affect the market price of the Company's Common Stock. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. See "Underwriting."

DILUTION

     Investors participating in this offering will incur immediate and substantial dilution of net tangible book value per share of $7.95. To the extent that outstanding options and warrants to purchase Common Stock are exercised, there will be further dilution. See "Dilution" and "Underwriting."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,700,000 shares of Common Stock offered by the Company hereby are estimated to be $26,800,000 ($29,767,000 if the Underwriters' over-allotment option is exercised in full), based on an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discount and offering expenses payable by the Company.

     The Company intends to use the net proceeds of this offering primarily for working capital and other general corporate purposes. The amounts actually expended by the Company for working capital purposes will depend upon a number of factors, including future revenue growth, the amount of cash generated by the Company's operations and the progress of the Company's product development efforts. The Company may also use a portion of such net proceeds to acquire or invest in businesses, products and technologies that are complementary to those of the Company, although no specific acquisitions are planned as of the date of this Prospectus, and no portion of the net proceeds has been allocated for any particular acquisition.

     Pending the uses described above, the Company intends to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends and currently intends to retain any future earnings to finance the growth and development of its business.

                                 CAPITALIZATION

     The following table sets forth at September 30, 1996 (i) the long-term debt and capitalization of the Company and (ii) the long-term debt and capitalization of the Company, as adjusted to give effect to conversion of all outstanding preferred stock into Common Stock and the sale of the 2,700,000 shares of Common Stock being offered by the Company hereby at an assumed initial public offering price of $11.00 per share, and the application of the estimated proceeds therefrom.

                                                                           SEPTEMBER 30, 1996
                                                                         -----------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                         -------     -----------
                                                                             (IN THOUSANDS)
Current portion of long-term debt......................................  $   380       $   380
                                                                         =======       =======
Long-term debt, non-current portion....................................  $   313       $   313
Stockholders' equity:
  Preferred stock, $0.001 par value; 15,000,000 shares authorized and
     5,908,253 outstanding, actual; and 5,000,000 shares authorized, no
     shares outstanding, pro forma and as adjusted.....................        6            --
  Common stock, $0.001 par value; 30,000,000 shares authorized and
     3,234,433 shares outstanding, actual; and 25,000,000 shares authorized and 9,930,137 shares outstanding, pro forma and as
     adjusted(1).......................................................        3            10
Additional paid-in capital.............................................   10,467        37,266
Accumulated deficit....................................................   (7,038)       (7,038)
                                                                         -------       -------
          Total stockholders' equity...................................    3,438        30,238
                                                                         -------       -------
               Total capitalization....................................  $ 3,751       $30,551
                                                                         =======       =======

---------------


(1) Does not include (i) 1,102,346 shares of Common Stock issuable upon exercise of stock options outstanding as of September 30, 1996, granted under the Company's Stock Option Plan at a weighted average exercise price of $1.26 per share and (ii) 979,937 shares of Common Stock issuable upon exercise of warrants outstanding as of September 30, 1996, at a weighted average exercise price of $0.28 per share. See "Management -- Stock Option Plan" and "Description of Capital Stock."

                                    DILUTION

     The net tangible book value of the Company at September 30, 1996, was approximately $3,438,000, or $0.48 per share of Common Stock. Net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 2,700,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discount and offering expenses) as well as the conversion of all outstanding preferred stock into Common Stock, the pro forma net tangible book value of the Company at September 30, 1996 would have been approximately $30,238,000, or $3.05 per share, representing an immediate increase in such net tangible book value of $2.57 per share to existing stockholders and an immediate dilution in net tangible book value of $7.95 per share to purchasers of Common Stock in the offering. The following table illustrates this per share dilution:

    Assumed initial public offering price per share.....................            $11.00
                                                                                    ------
      Net tangible book value per share before offering.................  $0.48
      Increase per share attributable to new investors..................   2.57
                                                                          -----
    Pro forma net tangible book value per share after offering..........              3.05
                                                                                    ------
    Dilution per share to new investors.................................            $ 7.95
                                                                                    ======

     The following table summarizes on a pro forma basis as of September 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid, the average price paid per share by the existing stockholders and by the investors purchasing shares of the Common Stock in the offering, as well as the conversion of all outstanding preferred stock into Common Stock, (at an assumed initial public offering price of $11.00 per share before deducting the estimated underwriting discount and offering expenses):

                                SHARES PURCHASED(1)         TOTAL CONSIDERATION
                               ----------------------     -----------------------     AVERAGE PRICE
                                 NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                               ----------     -------     -----------     -------     -------------
    Existing stockholders....   7,230,137       72.8%     $10,476,300       26.1%        $  1.45
    New investors............   2,700,000        27.2      29,700,000        73.9          11.00
                                ---------      ------     -----------      ------
              Total..........   9,930,137      100.0%     $40,176,300      100.0%
                                =========      ======     ===========      ======

---------------


(1) Does not include (i) 1,102,346 shares of Common Stock issuable upon exercise of stock options outstanding as of September 30, 1996, granted under the Company's Stock Option Plan at a weighted average exercise price of $1.26 per share and (ii) 979,937 shares of Common Stock issuable upon exercise of warrants outstanding as of September 30, 1996, at a weighted average exercise price of $0.28 per share.


     Assuming full exercise of the Underwriters' overallotment option, the percentage of shares held by existing stockholders would be 69.8% of the total number of shares of Common Stock to be outstanding after this offering, and the number of shares to be held by new stockholders would be increased to 3,105,000 shares, or 30.2% of the total number of shares of Common Stock to be outstanding after this offering. See "Management -- Stock Option Plan," "Principal and Selling Stockholders" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth selected financial data of the Company. The statement of operations data for each of the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996, and the balance sheet data at December 31, 1994 and 1995, and for the nine months ended September 30, 1996 are derived from, and are qualified by reference to, the Company's Financial Statements included elsewhere in this Prospectus which have been audited by Price Waterhouse LLP, independent accountants. The statement of operations data for the years ended December 31, 1991 and 1992 and the balance sheet data at December 31, 1991, 1992 and 1993 are derived from the Company's financial statements not included herein. The statement of operations data for the nine months ended September 30, 1995 have been derived from the unaudited financial statements of the Company included elsewhere in the Prospectus. The data should be read in conjunction with the Financial Statements, related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                          NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                       -----------------------------------------------    -----------------
                                                       1991     1992      1993       1994       1995       1995       1996
                                                       -----    -----    -------    -------    -------    -------    ------
STATEMENT OF OPERATIONS DATA:
Revenue:
  Software licenses.................................   $  --    $  --    $   215    $ 1,036    $ 2,485    $ 1,935    $5,829
  Services and other................................      --      699        179        240        625        532       408
  Hardware..........................................      --       --        110        141        780        626       615
                                                       -----    -----    -------    -------    -------    -------     -----
    Total revenue...................................      --      699        504      1,417      3,890      3,093     6,852
                                                       -----    -----    -------    -------    -------    -------     -----
Cost of revenue:
  Software licenses.................................               --         58        122        526        422       419
  Services and other................................              140         75        258        645        513       585
  Hardware..........................................               --        111        128        738        607       470
                                                       -----    -----    -------    -------    -------    -------     -----
    Total cost of revenue...........................      --      140        244        508      1,909      1,542     1,474
                                                       -----    -----    -------    -------    -------    -------     -----
Gross profit........................................   -- ..      559        260        909      1,981      1,551     5,378

Operating expenses:
  Research and development..........................      37      514        414        573      2,160      1,496     1,953
  Sales and marketing...............................       2      133        158        645      1,870      1,427     2,614
  General and administrative........................      86      417        677        886      1,351      1,066     1,765
                                                       -----    -----    -------    -------    -------    -------     -----
    Total operating expenses........................     125    1,064      1,249      2,104      5,381      3,989     6,332
                                                       -----    -----    -------    -------    -------    -------     -----
Loss from operations................................    (125)    (505)      (989)    (1,195)    (3,400)    (2,438)     (954)
Other income (expense), net.........................      --        3        (61)       (33)         9         15       (31)
                                                       -----    -----    -------    -------    -------    -------     -----
Loss before extraordinary item......................    (125)    (502)    (1,050)    (1,228)    (3,391)    (2,423)     (985)

Extraordinary item:
  Gain on extinguishment of debt and other
    liabilities(1)..................................      --       --         --         --         --         --       243
                                                       -----    -----    -------    -------    -------    -------     -----
Net loss............................................   $(125)   $(502)   $(1,050)   $(1,228)   $(3,391)   $(2,423)   $ (742)
                                                       =====    =====    =======    =======    =======    =======     =====
Pro forma net loss per common share before
  extraordinary item (unaudited)....................                                                                 $ (.12)
                                                                                                                      =====
Pro forma net loss per common share (unaudited).....                                           $  (.48)              $ (.09)
                                                                                               =======                =====
Pro forma weighted average number of shares
  outstanding (unaudited)...........................                                             7,097                8,096
                                                                                               =======                =====

                                                                        DECEMBER 31,
                                                       -----------------------------------------------      SEPTEMBER 30,
                                                       1991     1992      1993       1994       1995            1996
                                                       -----    -----    -------    -------    -------    -----------------
BALANCE SHEET DATA:
Cash and cash equivalents...........................   $  25    $ 215    $    62    $    83    $ 1,023        $ 3,374
Total assets........................................      35      312        355      1,092      2,958          7,454
Long-term debt, non-current portion.................      --      167        500         22        146            313
Stockholders' equity (deficit)......................       2     (450)    (1,518)      (754)       138          3,438

---------------
(1) In September 1996, the Company extinguished a previously recorded net liability of $658,300. The Company settled this obligation for $415,000, resulting in a gain of $243,300 which was recorded as an extraordinary item.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and related notes thereto included elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     Coral Systems was founded in 1991 and develops, markets and supports software solutions for the wireless telecommunications industry. Prior to the fourth quarter of 1993, the Company operated as a development stage company with revenue consisting solely of software development fees. The Company did not begin to generate significant revenue until the second quarter of 1995. During 1995 and the nine months ended September 30, 1996, approximately 51.1% and 65.4%, respectively, of the Company's total revenue was attributable to licenses of FraudBuster, the Company's fraud profiling software product. In addition, a significant portion of the Company's service and hardware revenue for these periods was directly attributable to the licensing of FraudBuster.


     The Company generates revenue from software licenses, services (including maintenance, installation and training), development and consulting contracts, and certain hardware sold in conjunction with software licenses. The Company's software license agreements typically provide for an initial license fee and an annual maintenance fee for a defined number of subscribers, as well as additional license and maintenance fees for net subscriber additions. This provides a potential ongoing revenue stream, which enables the Company to benefit from growth in the subscriber base of its customers. The Company also has entered into license agreements that provide for either a one-time license fee or a monthly license fee, each of which has an annual maintenance fee with no additional fee based on incremental subscriber growth. Revenue from initial license fees with end users is recognized when the product has been delivered and the Company has satisfied all significant performance obligations, unless terms of the sales arrangement provide for customer acceptance that is based on non-standard performance or other terms. In the latter case, revenue is recognized when the customer accepts the product pursuant to those terms. Revenue for incremental subscriber growth, if any, is recognized at the date subscriber growth is calculated and the revenue is earned pursuant to the terms of the relevant software license agreement. Monthly license fees are recognized as earned on a monthly basis. Maintenance revenue is recognized ratably over the term of the maintenance agreement. Service revenue for installation and training is recognized as the service is performed. Revenue from development and consulting contracts is generally recognized as the services are performed, using the percentage of completion method. Hardware is sold only in conjunction with software licenses when required by the customer and such revenue is deferred until the related license revenue is recognized.



     The Company licenses its software products through a direct sales force, international sales agents and distributors. Distributors include vendors of telecommunications switching equipment, computer hardware and database software. Sales agreements with distributors typically do not include any rights of return or provisions for the future adjustment of the selling price. The Company recognizes revenue from these transactions at the time the products are shipped to the distributor, unless payment terms are contingent on the distributor's subsequent resale or other significant matters. In those latter cases, revenue is not recognized until the contingencies are resolved. To date, a significant portion of the Company's revenue in any particular period has been attributable to a limited number of customers which are comprised of both distributors and carriers that purchased products and services directly from the Company. The Company expects a relatively small number of customers will continue to represent a significant percentage of its total revenue for the foreseeable future, although the companies that comprise the largest customers in any given quarter are expected to change from quarter to quarter. License revenue from all distributors accounted for approximately 53.8% and 75.3% of the Company's total revenue in 1995 and the nine months ended September 30, 1996, respectively. Revenue from international customers accounted for approximately 34.7% and 14.1% of the

Company's total revenue in 1995 and the nine months ended September 30, 1996, respectively, and the Company expects that revenue from international customers will continue to account for a significant portion of the Company's total revenue. Revenue from international customers is subject to a number of inherent risks, including increased practical and legal difficulties in accounts receivable collection. See "Risk Factors -- Risks Associated with Revenue from International Customers" and "-- Liquidity and Capital Resources."


     Cost of software license revenue primarily includes fees paid to third party software vendors, as well as costs associated with implementation of the application software when necessary. Cost of service revenue consists primarily of expenses for personnel engaged in customer support, installation, training and consulting services. Cost of hardware consists of hardware purchased from third party vendors plus shipping costs. The Company's gross margin has varied significantly in the past and may vary significantly in the future, depending primarily on the mix of services and products licensed or sold by the Company. The Company's software licenses have a substantially higher gross margin than its services and hardware revenue. Therefore, to the extent the Company's total revenue for any particular period includes a higher proportion of lower margin services or hardware, there will be a material adverse effect on the Company's operating results.

     The sale of the Company's software products to wireless carriers typically involves a lengthy sales cycle ranging from 6 to 18 months. The length of the sales cycle for the Company's products has caused, and may continue to cause, material fluctuations in the Company's revenue and operating results on a quarterly and annual basis. As a result, period-to-period comparisons on a quarterly or annual basis are not necessarily meaningful and should not be relied upon as indications of the Company's future performance.

RESULTS OF OPERATIONS

     The following table presents certain items from the Company's statement of operations expressed as a percentage of total revenue for the respective periods.

                                                                                    NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                  -----------------------------     -----------------
                                                   1993        1994       1995       1995       1996
                                                  -------     ------     ------     ------     ------
    Revenue:
      Software licenses.........................     42.7%      73.1%      63.9%      62.6%      85.0%
      Services and other........................     35.5       16.9       16.1       17.2        6.0
      Hardware..................................     21.8       10.0       20.0       20.2        9.0
                                                   ------      -----      -----      -----      -----
        Total revenue...........................    100.0      100.0      100.0      100.0      100.0
                                                   ------      -----      -----      -----      -----
    Cost of revenue:
      Software licenses.........................     11.5        8.6       13.5       13.6        6.1
      Services and other........................     14.9       18.2       16.6       16.6        8.5
      Hardware..................................     22.0        9.1       19.0       19.7        6.9
                                                   ------      -----      -----      -----      -----
        Total cost of revenue...................     48.4       35.9       49.1       49.9       21.5
                                                   ------      -----      -----      -----      -----
    Gross profit................................     51.6       64.1       50.9       50.1       78.5
    Operating expenses:
      Research and development..................     82.1       40.4       55.5       48.4       28.5
      Sales and marketing.......................     31.4       45.5       48.1       46.1       38.1
      General and administrative................    134.3       62.5       34.7       34.4       25.8
                                                   ------      -----      -----      -----      -----
        Total operating expenses................    247.8      148.4      138.3      128.9       92.4
                                                   ------      -----      -----      -----      -----
    Loss from operations........................   (196.2)     (84.3)     (87.4)     (78.8)     (13.9)
    Other income (expense)......................    (12.1)      (2.4)       0.2        0.5       (0.5)
                                                   ------      -----      -----      -----      -----
    Loss before extraordinary item..............   (208.3)     (86.7)     (87.2)     (78.3)     (14.4)
    Extraordinary item:
      Gain on extinguishment of debt and other
        liabilities.............................       --         --         --         --        3.6
                                                   ------      -----      -----      -----      -----
    Net loss....................................   (208.3)%    (86.7)%    (87.2)%    (78.3)%    (10.8)%
                                                   ======      =====      =====      =====      =====

NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

     Revenue. Total revenue increased 122.6% from $3.1 million in the nine months ended September 30, 1995 to $6.9 million in the nine months ended September 30, 1996 due to a significant increase in software license revenue.


          Software Licenses. Revenue from software licenses increased 205.3% from $1.9 million in the nine months ended September 30, 1995 to $5.8 million in the nine months ended September 30, 1996 and represented 62.6% and 85.0%, respectively, of total revenue in these periods. The increase in software license revenue for the nine months ended September 30, 1996 was primarily attributable to increased revenue from FraudBuster licenses and, to a lesser extent, to a license of the Company's HLR product during this period. The increase also reflected a license of FraudBuster software to a foreign distributor. A $471,000 account receivable relating to this license is overdue and remains unpaid as of the date hereof. See "Risk
     Factors -- Risks Associated with Revenue from International Customers" and "-- Liquidity and Capital Resources."



          Services and Other. Service revenue decreased 23.3% from $532,000 in the nine months ended September 30, 1995 to $408,000 in the nine months ended September 30, 1996 and represented 17.2% and 6.0%, respectively, of total revenue in these periods. Service revenue was higher in the 1995 period due to revenue from a development agreement for the Company's ChurnAlert product.


          Hardware. Hardware revenue decreased slightly from $626,000 in the nine months ended September 30, 1995 to $615,000 in the nine months ended September 30, 1996 and represented 20.2% and 9.0%, respectively, of total revenue in these periods. While hardware revenue in aggregate terms remained relatively flat during the period, it decreased as a percentage of total revenue as the Company's software license revenue significantly increased during the period.

     Cost of Revenue. Cost of revenue was $1.5 million for each of the nine months ended September 30, 1995 and 1996. Overall gross profit as a percentage of total revenue increased from 50.1% in the nine months ended September 30, 1995 to 78.5% in the nine months ended September 30, 1996. This increase was primarily attributable to a significant increase in software licenses as a percentage of total revenue.

          Software Licenses. Cost of software licenses decreased slightly from $422,000 in the nine months ended September 30, 1995 to $419,000 in the nine months ended September 30, 1996. Software license gross profit as a percentage of software license revenue increased from 78.2% in the nine months ended September 30, 1995 to 92.8% in the nine months ended September 30, 1996. This increase was primarily attributable to an increase in the average license fee of the Company's application software licenses as well as a decrease in third party software expenses as a percentage of total software license revenue. This increase was also attributable, to a lesser extent, to improved margins on third party software sold in conjunction with licensing the Company's FraudBuster product.

          Services and Other. Cost of services increased from $513,000 in the nine months ended September 30, 1995 to $585,000 in the nine months ended September 30, 1996, and increased as a percentage of service revenue from 96.4% in the nine months ended September 30, 1995 to 143.4% in the nine months ended September 30, 1996. This increase was due primarily to increased customer support expenses related to the hiring and training of personnel in anticipation of new customer installations and future support requirements. In addition, in the 1996 period the Company recognized a lower proportion of development fee revenue, which has a higher gross margin than maintenance fee revenue.

          Hardware. Cost of hardware decreased from $607,000 in the nine months ended September 30, 1995 to $470,000 in the nine months ended September 30, 1996, and decreased as a percentage of hardware revenue from 97.0% in the nine months ended September 30, 1995 to 76.4% in the nine months ended September 30, 1996. This decrease was due to the Company's ability to obtain improved margins on hardware revenue.

     Research and Development. Research and development costs primarily consist of salaries and other personnel-related expenses, supplies, depreciation for development equipment and third party contract resources used in the development of the Company's software products. Research and development expenses increased from $1.5 million in the nine months ended September 30, 1995 to $2.0 million in the nine months ended September 30, 1996, primarily due to costs related to enhancing existing products and the development of new products. Research and development expenses represented 48.4% and 28.5% of total revenue in the nine months ended September 30, 1995 and 1996, respectively. The Company has not capitalized any software costs to date. The Company believes that it will continue to devote substantial resources to product development and that research and development expenses will continue to increase in absolute dollars.

     Sales and Marketing. Sales and marketing expenses consist primarily of salaries and other personnel-related expenses including commissions, promotional activities, public relations, consulting services and travel expenses related to sales and marketing activities. Sales and marketing expenses increased from $1.4 million in the nine months ended September 30, 1995 to $2.6 million in the nine months ended September 30, 1996. This increase was primarily due to increased personnel and related costs, increased revenue from international customers, and increased promotional spending. Sales and marketing expenses represented 46.1% and 38.1% of total revenue in the nine months ended September 30, 1995 and 1996, respectively. The Company believes that sales and marketing expenses will increase in absolute dollars due to increased promotional activities and the costs associated with increasing international sales activities.

     General and Administrative. General and administrative expenses consist primarily of salaries and other personnel-related expenses, as well as occupancy, insurance and professional services expenses. General and administrative expenses increased from $1.1 million in the nine months ended September 30, 1995 to $1.8 million in the nine months ended September 30, 1996. This increase was primarily due to the addition of executive management and support personnel to manage operations, legal fees associated with an extraordinary gain from the extinguishment of debt, as well as facility expansion and other related expenses necessary to support the Company's growth. General and administrative expenses represented 34.4% and 25.8% of total revenue in the nine months ended September 30, 1995 and 1996, respectively. The Company believes that general and administrative expenses will increase in absolute dollars as the Company expands its operations and becomes a public company.

     Extraordinary Gain on Extinguishment of Debt and Other Liabilities. During the nine months ended September 30, 1996 the Company extinguished a previously recorded net liability of $658,000. The Company settled the above obligation for $415,000, resulting in a $243,000 extraordinary gain. The Company incurred $127,000 in legal fees associated with this transaction that was included in general and administrative expenses.

     Provision (Benefit) for Income Taxes. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109. Due to the Company's history of pre-tax losses and uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes, the Company has recorded a valuation allowance against all of its net deferred tax assets as of September 30, 1996.

YEARS ENDED DECEMBER 31, 1993, 1994, 1995

     Revenue. Total revenue increased from $504,000 in 1993 to $1.4 million in 1994 and to $3.9 million in 1995, due to significant increases in software license revenue during such periods.

          Software Licenses. Software license revenue was $215,000, $1.0 million and $2.5 million in 1993, 1994 and 1995, respectively. In 1993, software license revenue consisted primarily of a sale of the Company's HLR product design. In 1994 and 1995, software license revenue consisted primarily of licenses of the Company's FraudBuster product.

          Services and Other. Service revenue was $179,000, $240,000 and $625,000, in 1993, 1994 and 1995, respectively. In 1993, service revenue consisted solely of product development fees for FraudBuster. In 1994 and 1995, respectively, service revenue consisted of product development fees for both FraudBuster and ChurnAlert of $203,000 and $373,000. The remaining service revenue in 1994 and 1995 was primarily from maintenance, installation and training fees derived from the Company's software product licenses. In 1993, 1994 and 1995, the portion of service revenue derived from product development fees was 100%, 84.6% and 59.7%, respectively.

          Hardware. Hardware revenue was $110,000, $141,000 and $780,000 in 1993, 1994 and 1995, respectively. The increase in hardware revenue in 1993 and the substantial increase from 1994 to 1995 was the result of increased customer demand for the Company to provide hardware in conjunction with its software product licenses.

     Cost of Revenue. Cost of revenue was $244,000, $508,000 and $1.9 million in 1993, 1994 and 1995, respectively. Overall gross profit as a percentage of revenue increased from 51.6% in 1993 to 64.1% in 1994 and decreased to 50.9% in 1995. Overall gross profit fluctuated as a percentage of total revenue due to changes in the amount of lower margin hardware sold as a percentage of total revenue.

          Software Licenses. The cost of software licenses increased from $58,000 in 1993 to $122,000 in 1994 and increased to $526,000 in 1995, each as a direct result of increased revenue from software licenses. Software license gross profit increased as a percentage of software license revenue from 73.0% in 1993 to 88.2% in 1994, and decreased to 78.8% in 1995. The changes in gross profit of software licenses were primarily due to the cost of third party software associated with specific software application licenses.

          Services and Other. Cost of services increased from $75,000 in 1993 to $258,000 in 1994, and increased to $645,000 in 1995. Cost of services as a percentage of service revenue increased from 41.9% in 1993 to 107.5% in 1994, and decreased to 103.2% in 1995. The increase in cost of services as a percentage of service revenue from 1993 to 1994 was due to an increase in customer support personnel and related maintenance expenses as well as the recognition of a lower proportion of development fee revenue, which has a higher gross margin than maintenance fee revenue. Higher margin product development revenue decreased as a percentage of service revenue from 1994 to 1995. However, due to improved margins on maintenance services, cost of services as a percentage of service revenue decreased slightly from 1994 to 1995.

          Hardware. Cost of hardware increased from $111,000 in 1993 to $128,000 in 1994, and increased to $738,000 in 1995, primarily due to increased levels of hardware sold in conjunction with software licenses. Cost of hardware as a percentage of hardware revenue decreased from 100.9% in 1993 to 90.8% in 1994, and increased to 94.6% in 1995.

     Research and Development. Research and development expenses were $414,000, $573,000 and $2.2 million in 1993, 1994 and 1995, respectively, and represented 82.1%, 40.4% and 55.5% of the Company's total revenue in such periods. The increase in absolute dollars in 1994 was primarily attributable to increased personnel and related expenses for the enhancement of the Company's FraudBuster product. The increase in absolute dollars in 1995 was the result of increased personnel and related expenses for the development of the Company's core technology, its new ChurnAlert and veRiFier products, as well as additional enhancements to FraudBuster. During 1995, the Company also incurred $460,000 in third party contract development costs for veRiFier.

     Sales and Marketing. Sales and marketing expenses were $158,000, $645,000 and $1.9 million in 1993, 1994 and 1995, respectively, and represented 31.4%, 45.5% and 48.1% of the Company's total revenue in such periods. Prior to 1994, the Company relied primarily on reseller and distribution channels for the marketing and sale of the Company's products. In 1994, the Company began building a direct sales force as well as an infrastructure to manage distribution channels, which significantly contributed to the increase in sales and marketing expenses from 1993 to 1994. The increase in sales and marketing expenses from 1994 to 1995 was a result of increased personnel and related expenses for the Company's continued development of a direct sales force and distribution channels, which in 1995 began to expand into international markets.

     General and Administrative. General and administrative expenses were $677,000, $886,000 and $1.4 million in 1993, 1994 and 1995, respectively, and represented 134.3%, 62.5% and 34.7% of the Company's total revenue in such periods. The increase in general and administrative expenses in each period primarily resulted from increased personnel, facilities, professional services and other expenses necessary to manage and support the Company's growth.

     Provision (Benefit) for Income Taxes. The Company did not report any tax provision (benefit) during any of three years ended December 31, 1993, 1994 or 1995. The Company recorded a valuation allowance against all of its net deferred tax assets as of each of these respective year ends.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following tables present the Company's results of operations for each of the last five quarters and the percentage relationship of certain items to total revenue for the respective periods. The quarterly information is unaudited but the Company believes that the information regarding each of these quarters has been prepared on the same basis as the audited Financial Statements appearing elsewhere in the Prospectus. In the opinion of management, all necessary adjustments (consisting only of normal recurring adjustments) have been included to present fairly the unaudited quarterly results when read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in the Prospectus. The results of operations for any quarter are not necessarily indicative of the results of any future period.

                                                                                QUARTER ENDED
                                                    ---------------------------------------------------------------------
                                                    SEPTEMBER 30,   DECEMBER 31,   MARCH 31,     JUNE 30,   SEPTEMBER 30,
                                                        1995            1995         1996          1996         1996
                                                    -------------   ------------   ---------     --------   -------------
Revenue:
  Software licenses...............................     $    71         $  549       $   877       $1,905       $ 3,047
  Services and other..............................         129             93           111          111           186
  Hardware........................................          74            154            41          178           397
                                                       -------        -------       -------       ------        ------
    Total revenue.................................         274            796         1,029        2,194         3,630
                                                       -------        -------       -------       ------        ------
Cost of revenue:
  Software licenses...............................          35            104            51          131           237
  Services and other..............................         148            132           185          134           266
  Hardware........................................          68            130            21          128           320
                                                       -------        -------       -------       ------        ------
    Total cost of revenue.........................         251            366           257          393           823
                                                       -------        -------       -------       ------        ------
Gross profit......................................          23            430           772        1,801         2,807
Operating expenses:
  Research and development........................         540            663           699          585           668
  Sales and marketing.............................         464            443           659          814         1,142
  General and administrative......................         288            285           399          651           716
                                                       -------        -------       -------       ------        ------
    Total operating expenses......................       1,292          1,391         1,757        2,050         2,526
                                                       -------        -------       -------       ------        ------
Income (loss) from operations.....................      (1,269)          (961)         (985)        (249)          281
Other income (expense), net.......................           7             (7)          (37)           7            (2)
                                                       -------        -------       -------       ------        ------
Income (loss) before extraordinary item...........      (1,262)          (968)       (1,022)        (242)          279
Extraordinary item:
  Gain on extinguishment of debt and other
    liabilities(1)................................          --             --            --           --           243
                                                       -------        -------       -------       ------        ------
Net income (loss).................................     $(1,262)        $ (968)      $(1,022)      $ (242)      $   522
                                                       =======        =======       =======       ======        ======

                                                                                QUARTER ENDED
                                                    ---------------------------------------------------------------------
                                                    SEPTEMBER 30,   DECEMBER 31,   MARCH 31,     JUNE 30,   SEPTEMBER 30,
                                                        1995            1995         1996          1996         1996
                                                    -------------   ------------   ---------     --------   -------------
Revenue:
  Software licenses...............................        25.9%          69.0%        85.2%         86.8%        84.0%
  Services and other..............................        47.1           11.7         10.8           5.1          5.1
  Hardware........................................        27.0           19.3          4.0           8.1         10.9
                                                       -------        -------      -------        ------       ------
    Total revenue.................................       100.0          100.0        100.0         100.0        100.0
                                                       -------        -------      -------        ------       ------
Cost of revenue:
  Software licenses...............................        12.8           13.1          5.0           6.0          6.6
  Services and other..............................        54.0           16.6         18.0           6.1          7.3
  Hardware........................................        24.8           16.3          2.0           5.8          8.8
                                                       -------        -------      -------        ------       ------
    Total cost of revenue.........................        91.6           46.0         25.0          17.9         22.7
                                                       -------        -------      -------        ------       ------
Gross profit......................................         8.4           54.0         75.0          82.1         77.3
Operating expenses:
  Research and development........................       197.1           83.3         67.9          26.7         18.4
  Sales and marketing.............................       169.3           55.6         64.0          37.1         31.5
  General and administrative......................       105.1           35.8         38.8          29.6         19.7
                                                       -------        -------      -------        ------       ------
    Total operating expenses......................       471.5          174.7        170.7          93.4         69.6
                                                       -------        -------      -------        ------       ------
Income (loss) from operations.....................      (463.1)        (120.7)       (95.7)        (11.3)         7.7
Other income (expense), net.......................         2.5           (0.9)        (3.6)          0.3           --
                                                       -------        -------      -------        ------       ------
Income (loss) before extraordinary item...........      (460.6)        (121.6)       (99.3)        (11.0)         7.7
Extraordinary item:
  Gain on extinguishment of debt and other
    liabilities(1)................................          --             --           --            --          6.7
                                                       -------        -------      -------        ------       ------
Net income (loss).................................      (460.6)%       (121.6)%      (99.3)%       (11.0)%       14.4%
                                                       =======        =======      =======        ======       ======

---------------
(1) In September 1996, the Company extinguished a previously recorded net liability of $658,300. The Company settled this obligation for $415,000, resulting in a gain of $243,300 which was recorded as an extraordinary item.

     The Company has experienced, and expects to continue to experience, significant fluctuations in operating results due to a variety of factors, including the size and rate of growth of the wireless telecommunications market, market acceptance of the Company's products and those of its competitors, the timing of orders from major customers, development and marketing expenses relating to the introduction of new or enhanced products, the timing and degree of success of product introductions by the Company and its competitors, changes in pricing policies by the Company and its competitors, the long sales cycles associated with the Company's products, the mix of products and services delivered by the Company, the accuracy of forecasts of carrier demand, development delays, changes in hardware platforms and general economic conditions. In response to competitive pressures or otherwise, the Company may take certain pricing or marketing actions that could materially adversely affect its business or operating results. Because of the relatively large dollar size of the Company's software licenses, any delay in the closing of a transaction could adversely impact the Company's operating results for a particular quarter. The Company may also be required to reduce license fees or undertake significant custom development without compensation in connection with its licensing transactions. Due in part to the time required to implement the Company's products, the Company may experience potentially significant delays in recognizing revenue. The Company's expense levels are relatively fixed and are based, in part, on its expectations regarding future sales and, as a result, the Company's business, operating results or financial condition would be materially and adversely affected by a decrease in sales or a failure to meet the Company's sales expectations. There can be no assurance that the Company will achieve or sustain profitability on a quarterly or annual basis. It is likely that in some future quarter the Company's revenue or operating results will be below the expectations of stock market securities analysts and investors. In such event, the price of the Company's Common Stock would likely decline, perhaps substantially.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has funded its operations to date primarily through the private placements of equity and debt securities, capital equipment leases, and, to a lesser extent, bank borrowings. Since inception, the Company has raised $10.9 million of gross proceeds from the sale of its capital stock. Net cash used in operations for 1993, 1994, 1995, and the nine months ended September 30, 1996, totaled $952,000, $1.3 million, $3.0 million and $727,000, respectively.

     Net cash used in investing activities for 1993, 1994, 1995, and the nine months ended September 30, 1996, totaled $95,000, $195,000, $316,000 and
$337,000, respectively. Investment activities have been primarily for the purchase of hardware and software used in product development, as well as fixtures and equipment to support the Company's operations. During 1995, the Company secured a $750,000 capital equipment lease line, of which $694,000 had been drawn as of September 30, 1996. The lease line requires monthly payments over three years, commencing from the date of the funding of each equipment schedule. As the Company expands its operations, it expects to incur capital expenditures for additional computer equipment for product development, fixtures and equipment for new employees and expansion of the Company's facilities. The Company may utilize a portion of the net proceeds of this offering for such expenditures.

     In addition to the capital equipment lease line, the Company has a $750,000 revolving variable rate note with a bank. At September 30, 1996, the Company had drawn down $150,000 on the note. The note matures on April 26, 1997 and provides for monthly interest payments at the bank's prime rate plus 1.25%, with the principal due at maturity. The note is secured by all cash, accounts receivable, furniture and equipment, inventory and all transferable third party software rights of the Company and includes a requirement that the Company maintain a minimum deposit balance of $250,000 at the bank when the outstanding balance on the note exceeds $500,000.

     A hardware manufacturer advanced the Company $400,000 in 1992 for the development of one of the Company's products to operate on the manufacturer's hardware. The Company has an agreement with the hardware manufacturer by which the Company earns revenue based on a percentage of the sales price of the manufacturer's hardware sold by the Company. Any revenue earned by the Company from the sale of the manufacturer's hardware will first be applied to this advance. The $400,000 advance has been recorded as deferred revenue until earned from the sale of the manufacturer's hardware. At September 30, 1996, deferred revenue related to this agreement was $385,000.


     An account receivable of $471,000 from a foreign distributor of the Company's FraudBuster software is overdue and remains unpaid as of November 18, 1996. This distributor is disputing payment of this entire amount. While the Company plans to vigorously pursue collection of this receivable from the distributor, there can be no assurance that collection of any or all of this amount will occur. Any efforts by the Company to collect this foreign receivable will be subject to significant practical and legal difficulties. As a result, if payment is not received in the near term, it is likely that the Company will record a charge to establish a bad debt reserve against some or all of this receivable in the fourth quarter of 1996 or in a subsequent period.


     The Company believes that the net proceeds from this offering, together with existing cash and cash equivalents as well as amounts available under existing credit facilities, will be sufficient to finance the Company's needs through at least the next 12 months.

                                    BUSINESS

     Coral Systems provides client-server software products for the wireless telecommunications industry to enable carriers to reduce fraud and customer turnover, or "churn," and increase operating efficiencies. The Company's products are based upon its proprietary core technology, which provides several key advantages, including rapid product development, portability, technology independence and enhanced scalability. The Company's fraud management software, FraudBuster, includes a fraud profiler and subscription monitoring techniques and is designed to combat most currently-identified types of wireless fraud. Unlike many other fraud prevention techniques which typically address specific types of fraud, FraudBuster detects multiple types of existing and emerging fraud, including cloning, subscription fraud, tumbling fraud and cellular telephone theft. Coral Systems' veRiFier line extension, when released, will expand the FraudBuster solution by providing interfaces to complementary fraud prevention products, including radio frequency ("RF") signature detection. The Company's churn prevention product, ChurnAlert, allows carriers to analyze and identify potential churn candidates before they seek customer service assistance or deactivate service. The Company's Home Location Register ("HLR") networking product facilitates seamless roaming and enhanced services and optimizes switch capacity with minimal capital outlays. The Company's Data Message Handler ("DMH") networking product, when released, will enable carriers to capture and distribute data on a near real-time basis to facilitate billing, wireless fraud detection, churn prevention and customer service applications.

INDUSTRY BACKGROUND

     Over the past decade, wireless telecommunications has been one of the fastest growing segments of the U.S. telecommunications industry. According to the CTIA, the number of cellular subscribers in the U.S. increased 207%, from 11 million in December 1992 to 34 million in December 1995, representing approximately 13% of the U.S. population. A number of factors have contributed to this growth, including the increased mobility of the U.S. population, greater acceptance of wireless telephone use and more widespread availability of incentive pricing plans for cellular phones and service. Industry sources estimate that worldwide cellular subscribers grew from 52 million in 1994 to 86 million in 1995, with a predicted increase in worldwide subscribers to 284 million by the year 2001. The rapid growth in international wireless services is attributable to the lower relative cost and faster implementation time of deploying wireless technology in countries without an adequate wireline infrastructure, deregulation of communications services and privatization of state-run enterprises.

     The wireless telecommunications industry is becoming increasingly competitive and complex as a result of a number of recent regulatory and technological changes resulting in increasing pressure on the profitability of carriers. Cellular carriers originally licensed by the Federal Communications Commission ("FCC") are facing increased competition from new digital wireless services being offered by Personal Communications Services ("PCS") and Enhanced Specialized Mobile Radio ("ESMR") carriers, which offer increased capacity and service capabilities. Wireless carriers are facing pressure on profitability due to high marketing costs and lower average revenue per subscriber associated with a shift from predominantly high-usage business subscribers to a "mass market" service. In this regard, an increasing number of wireless phones are being distributed through mass market techniques, including retail sales channels, resulting in reduced carrier control over the quality of subscribers and increased cost of acquiring new subscribers. The lower usage rates of the new mass market subscribers have resulted in a reduction in average revenue per subscriber of 40% from 1989 to 1995. As a result, carriers must retain subscribers for longer periods to recoup their marketing investment and, in the case of new entrants, to recoup the high costs of spectrum acquisition that resulted from the FCC's auction process. In order to combat new entrants, existing wireless carriers seek to improve subscriber satisfaction by increasing system capacity, offering enhanced services, such as voice-activated dialing, one number service and location services, and improving network security. Subscriber growth, increased competition, declining revenue per subscriber and the transition to a mass market subscriber base have created significant challenges for wireless telecommunications carriers, including rising losses from fraud and churn, growing strains on network capacity and increasing demand for enhanced services.

     Industry sources estimate that in the U.S. the total revenue lost to wireless telecommunications fraud was approximately $650 million in 1995, up from $482 million in 1994. In addition to lost revenue, carriers are forced to incur significant operating costs associated with the creation of internal fraud management departments, customer service efforts to retain subscribers who have been affected by fraud and infrastructure costs to replace capacity used by fraud. The major types of fraud are cloning, subscription fraud, tumbling fraud and cellular telephone theft. Cloning fraud, which industry sources estimate comprised 50% of U.S. fraud losses in 1995, occurs when cellular thieves capture the mobile identification number and electronic serial number ("MIN/ESN") of a valid subscriber's cellular phone by using a MIN/ESN reader to monitor the airwaves and then reprogram the internal chip in other phones using the stolen information. When a cloned phone is used, the valid subscriber may be billed for the fraudulent usage. Subscription fraud, which industry sources estimate comprised 30% of U.S. fraud losses in 1995, is the activation and use of cellular service with no intent to pay for the service, and often involves use of stolen or forged identification. Wireless carriers are increasingly concerned with subscription fraud as competitive pressures lead carriers to acquire subscribers through mass market distribution channels which permit less control over the quality of new subscribers. Tumbling fraud, where a cellular phone is altered so that it tumbles through a number of MINs or ESNs to disguise the fraudulent user, comprised 15% of U.S. fraud losses in 1995. Theft of cellular phones comprised the remaining 5% of U.S. fraud losses. These types of fraud are also expected to pose a significant problem for carriers in many international markets.

     To address these different types of wireless telecommunications fraud, a number of fraud prevention techniques have been developed, including fraud profilers, subscription fraud monitoring techniques, personal identification numbers ("PINs"), RF fingerprinting, voice recognition and authentication. A fraud profiler monitors subscriber calling patterns and creates a profile of the subscriber's characteristics, such as average number and length of calls and location of calls. If calling activity becomes unusual when compared with the subscriber profile, the carrier is notified that fraud is suspected. Subscription fraud monitoring techniques include credit checks, credit limits, monitoring suspicious calling activity and alerts on high usage for new users. PINs involve the use of a password that must be dialed by the subscriber before the call can be connected. RF fingerprinting involves the use of hardware installed in the carrier's base stations which captures the unique electronic characteristics of a phone to differentiate between the valid phone and cloned phone. With RF fingerprinting, a call identified as originating from a cloned phone may be terminated. Voice recognition technology has been viewed as an adjunct to the PIN method of fraud prevention and requires each subscriber to select a spoken password which is provided whenever a PIN is required. Authentication is a complex signaling and data protection technique based on encryption and requires a phone to prove that it is the valid phone before service is granted and would require that most currently available analog phones be serviced to add this feature. Carriers have tried to reduce fraud by implementing one or more of these techniques. However, with the exception of fraud profilers, these techniques have been unable to provide a long-term solution to multiple types of fraud. As technology advances, fraud also is expected to evolve into new and different forms, requiring carriers to seek a solution that monitors and identifies all currently known and emerging types of fraud.

     In addition to fraud management, wireless carriers are focusing increasing attention on improved customer retention in order to reduce subscriber turnover, or churn, as the cost of acquiring new subscribers continues to increase. According to an industry report published in October 1995, wireless carriers in the U.S. have recently experienced average annual subscriber churn at rates of 26% to 36%, which represents 6 to 9 million subscribers lost per year. At an average acquisition cost of $500 per subscriber, churn costs the U.S. cellular industry over $3.5 billion per year. Churn is also expected to pose a significant problem in international markets as governmental deregulation opens such markets to competing carriers. Factors that lead to churn include competitive pricing and, to a lesser extent, lack of geographic coverage, customer service problems, poor voice quality and inaccurate billing. Current techniques for reducing churn are limited to taking corrective action once it is known that a subscriber is terminating service. Carriers are expected to look for systems that will assist them in predicting churn so steps may be taken to prevent subscriber turnover before it occurs.

     As the number of wireless subscribers grows and competition intensifies, carriers are seeking ways to increase the efficiency and capacity of their systems with minimal capital outlays. Carriers are also expected to adopt products and systems that provide open interfaces to ensure they have the flexibility to purchase new network equipment from various network providers. By relocating functionality from the wireless telecommunications switch to a stand-alone platform, carriers free up overloaded switches, increase operating efficiency and create a platform for enhanced services, such as voice-activated dialing, one number service and location capabilities. To further increase operating efficiency, reduce costs and provide differentiated services, carriers must be able to implement near real-time billing.

THE CORAL SYSTEMS SOLUTION

     Coral Systems provides client-server software products for the wireless telecommunications industry to enable carriers to reduce fraud and customer churn and increase operating efficiencies. The Company's products are based upon its proprietary core technology, which provides several key advantages, including rapid product development, portability, technology independence and enhanced scalability. The Company's fraud management software, FraudBuster, includes a fraud profiler and subscription monitoring techniques and is designed to combat most currently identified types of wireless fraud. FraudBuster software utilizes proprietary algorithms to enable wireless carriers to focus on usage patterns by creating individual subscriber profiles that are continuously updated, referenced and analyzed on a near real-time, call-by-call basis. FraudBuster also incorporates subscription monitoring techniques to detect fraudulent subscriptions. These techniques include usage limit checks, identification of suspicious calling activity and high usage fraud alerts for new subscribers. Unlike many other fraud prevention techniques which typically address specific types of fraud, FraudBuster detects multiple types of existing and emerging fraud, including cloning, subscription fraud, tumbling fraud and cellular telephone theft. Coral Systems' veRiFier line extension, when released, will expand the FraudBuster fraud management solution by providing interfaces to complementary fraud prevention products, including RF signature detection. The Company's churn prevention product, ChurnAlert, allows carriers to analyze and identify potential churn candidates before they seek customer service assistance or deactivate service. Coral Systems' HLR networking product facilitates seamless roaming and enhanced services and optimizes switch capacity with minimal capital outlays. Coral Systems' DMH networking product, when released, will enable carriers to capture and distribute data on a near real-time basis to facilitate billing, wireless fraud detection, churn prevention and customer service applications.

BUSINESS STRATEGY

     The Company's strategy includes the following key elements:

     Leverage Proprietary Core Technology. The Company intends to leverage its proprietary core technology, which enables the Company to reduce development times for new applications, to rapidly port Coral Systems applications to various third party software platforms and to offer carriers technology-independent solutions that are scalable for rapid growth. Once installed, the Company's core technology provides a platform on which additional Company applications can be installed with increased efficiency and at reduced customer costs.

     Expand Products and Services for Wireless Carriers. The Company plans to expand the products and services it offers to wireless carriers to provide comprehensive solutions which address a broad range of carriers' needs. New applications will be based on the Company's proprietary core technology, allowing for flexible configuration and reduced development times for new applications that can be deployed in a wide variety of hardware environments. The Company is developing its DMH product and an enhanced version of its HLR product to compliment and enhance the performance of FraudBuster and ChurnAlert.

     Capitalize on Growth of Wireless Markets. The Company's goal is to capitalize on the growth of the wireless telecommunications industry in order to become a leading provider of software designed to address a range of problems confronting wireless carriers. Due to the introduction of new and more complex technologies that improve the capacity and quality of wireless networks, an increasing number of carriers are seeking to outsource the software solutions required to manage these networks in order to enable them to focus on their core businesses.

     Maximize Recurring Revenue Stream. Coral Systems focuses on offering products and services that will generate recurring revenue for the Company. The Company's products are licensed pursuant to agreements that typically provide for an initial license fee and an annual maintenance for a defined number of subscribers, as well as additional license and maintenance fees for new subscriber additions.

     Leverage Strategic Relationships. The Company enters into strategic development and distribution relationships with leading providers of wireless telecommunications services and equipment in order to accelerate new or enhanced product introductions, shorten the Company's sales cycle and increase market penetration. The Company has entered into strategic relationships with Lucent, CBIS, Ericsson and Nortel and plans to continue to develop relationships with other companies to achieve synergies with their products, establish interfaces with a wide range of switches and components and broaden its distribution network.

PRODUCTS

     The following table sets forth information regarding certain of the current and anticipated Coral Systems product offerings:



          PRODUCTS                           DESCRIPTION                    DATE OF INTRODUCTION
-------------------------------------------------------------------------------------------------
  Current Products
     FraudBuster               Combats most commonly known types of          June 1993
                               fraud by tracking subscriber usage
                               patterns and alerting the carrier of
                               suspected fraud.
     ChurnAlert                Analyzes a carrier's customer base to         September 1995
                               identify subscribers likely to
                               discontinue service or churn.
     HLR                       Enables a carrier to offer seamless           June 1993
                               roaming and enhanced services and to
                               free up switch capacity without costly
                               capital outlays.
-------------------------------------------------------------------------------------------------
  Products Under Development
     DMH                       Enables a carrier to provide near             In development
                               real-time billing, fraud detection and
                               customer care applications.
     veRiFier                  Integrates FraudBuster with                   In development
                               complementary fraud prevention products,
                               including RF signature detection.
-------------------------------------------------------------------------------------------------



     FraudBuster. FraudBuster, the Company's principal product, is a fraud management software product which includes a fraud profiler and subscription fraud monitoring functionality and is designed to identify most commonly known types of wireless fraud (e.g., cloning, subscription, tumbling and cellular theft). FraudBuster collects subscriber account information and call usage data from telecommunications switches, billing systems and other commonly accepted data sources to create individual subscriber profiles that are continuously updated, referenced and analyzed on a near real-time, call-by-call basis. In addition, for subscription and enhanced clone fraud detection FraudBuster monitors usage limits and identifies suspicious call activity, including simultaneous call attempts, calls to suspicious locations, abnormally high usage and calls from different cities in illogical time sequences. When suspicious account activity occurs, FraudBuster notifies the carriers with details of the questionable activity and suggests responses. FraudBuster addresses the evolving needs of carriers to include more sophisticated customer care capabilities to proactively manage the impact of fraud on their subscribers. For example, FraudBuster can enable the carrier's billing system to automatically credit subscribers for fraudulent calls charged to their account before they are invoiced. By using a client-server architecture, FraudBuster may be located anywhere on the carrier's premises, including at the switching center or at the carrier's business offices. Cellular carriers may locate the servers in a switching center for closer monitoring and management of the application, with the clients residing in the departments using the applications. FraudBuster was introduced in June 1993 and is now installed in analog, digital and PCS carriers.


     ChurnAlert. ChurnAlert is a software product that enables carriers to use adjustable analyses to proactively address the needs of subscribers who are likely to terminate service, or churn. Other churn products currently available are reactive in that they merely provide information about a subscriber in response to a query from the customer service representative when the subscriber calls customer service to deactivate service, which is often too late to prevent the subscriber from churning. ChurnAlert collects information from multiple data sources (e.g. switches, billing systems), analyzes key churn indicators, such as competitive rate plans and quality of service, and assigns a probability "value" based on the output of various analyses. ChurnAlert also incorporates a customer evaluation feature which permits a user to assign higher customer care priorities to specific segments of subscribers, such as heavy users. ChurnAlert allows carriers to predict the vulnerability of their subscriber bases to competitor rate plans and promotions and enables carriers to model scenarios for other key indicators of churn, such as feature usage and network quality. By utilizing a client-server architecture, ChurnAlert may be located anywhere on the carrier's premises. For example, cellular carriers may locate the servers in a switching center for closer monitoring and management of the application, with the clients residing in the departments using the applications. ChurnAlert was introduced in September 1995.


     Home Location Register (HLR). Home location registers ("HLRs") provide for the management of roaming and enhanced services, in accordance with Telecommunications Industry Association ("TIA") Interim Standard 41 ("IS-41"). Carriers can optimize switch capacity and thereby minimize costly capital outlays for new switches by moving this functionality from the switch to a standalone HLR architecture. In addition, as new, smaller and scalable programmable switches gain market acceptance, carriers adopting these lower capacity switches will require stand-alone HLRs to manage certain switch related functionality. By providing roamer and enhanced services management, the Company's stand-alone HLR networking product extends the functionality of the telecommunications switch while utilizing the open interface defined by IS-41 Revision B. In addition, by utilizing a client-server architecture, the Company's HLR is designed to offer carriers rapid transaction processing, reliability and scalability for growth. The Company's initial IS-41 Revision A-compliant HLR was introduced in June 1993 and the Company is developing a new version of its HLR product that meets the requirements of IS-41 Revision C.


PRODUCT DEVELOPMENT

     The Company believes that its future success will depend on its ability to maintain and improve its current technologies, enhance its existing products and develop new products that meet an expanding range of carrier requirements. At September 30, 1996, the Company's development staff consisted of 29 employees. For 1993, 1994 and 1995 and the nine months ended September 30, 1996, the Company's expenditures on research and development were $414,000, $572,700, $2.2 million and $2.0 million, respectively. The Company anticipates that it will continue to commit substantial resources to product development in the future. To date, the Company has not capitalized any software development costs.

     The Company's principal products under development include its DMH and veRiFier products:

     Data Message Handler (DMH). The DMH network is defined by the TIA Interim Standard 124 ("IS-124"), which was developed to specify an intersystem protocol for sharing service, call and subscriber information collected from a variety of information sources, including different and incompatible manufacturers' switches. Because the DMH network can distribute details of both the local and roaming calling activity of a carrier's full subscriber base, the carrier can track service usage and subscriber activity in near real-time, enabling the carrier to bill for services more quickly and to use such information to address fraud and customer service issues. The Company is currently developing its DMH product which will provide a data generation, collection and distribution platform for near real-time billing, fraud detection and prevention, churn and customer service applications. The Company's DMH will comply with industry standards in the collection and distribution of billing data to facilitate these multiple downstream applications. By utilizing a client-server architecture, the Company's DMH is designed to offer carriers rapid transaction processing, reliability and scalability for subscriber growth.

     veRiFier. The Company's veRiFier product, when released, will extend the capability of FraudBuster to interface with RF signature products, with interfaces to other fraud detection products. The Company is developing an interface to RF signature devices that utilize technology originally developed for military purposes to differentiate between two wireless phones (one cloned) by the unique electronic characteristics of each phone. The veRiFier RF interface augments RF signature detection by using a series of real-time fraud checks to improve the accuracy of fraud determinations and distinctions between bona fide and fraudulent calls, thus minimizing valid subscriber impact. While RF signature devices may distinguish between two cloned phones, the veRiFier RF interface can assist in the determination of which is the valid user.

     The Company's success depends in part on the timely introduction and success of new products or product enhancements. A significant delay in the introduction of, or the presence of a defect in, one or more new products or product enhancements could have a material adverse effect on the ultimate success of such products or product enhancements and on the Company's business, operating results and financial condition. Further, because of the revenue typically associated with initial shipments of a new product or product enhancement, delaying the introduction of a new product or product enhancement expected near the end of a fiscal quarter may materially adversely affect operating results for that quarter or beyond. The process of developing software products such as those offered by the Company is extremely complex and is expected to become more complex and expensive in the future as new platforms and technologies emerge. In the past, the Company has experienced significant delays in the introduction of certain new products and product enhancements and the Company anticipates that there will be similar delays in developing and introducing new products and product enhancements in the future. There can be no assurance that new products or product enhancements will be introduced on schedule or at all or that they will achieve market acceptance or generate significant revenue. Software products as complex as those offered by the Company may contain undetected errors when first introduced or when new versions are released. There can be no assurance that, despite testing by the Company, errors will not be found in new products or product enhancements after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect on the Company's business, operating results and financial condition.

TECHNOLOGY

     The Company's products are based upon its proprietary core technology, which provides several key development advantages, including enabling the Company to quickly develop new applications, to rapidly port Coral Systems' applications to alternative third party software platforms and to offer carriers technology-independent solutions that are scalable for rapid growth. The Company's core technology allows new applications to be built by using applets and services that were developed for previous releases of other applications. An "applet" is a self-contained mini-application that provides complete application functionality for a given task. The Company's consistent re-use of applets and services reduces the amount of code that it must develop and maintain, enables rapid development of new applications and improves the quality of the code through reuse. In addition, the flexibility of the Company's core proprietary technology will enable the Company to reduce the development time for native language versions of its existing products for use in foreign countries. The Company has encapsulated many of the external links of its core technology in order to insulate it from changes or obsolescence of third party hardware and software. Coral Systems' core technology provides enhanced scalability to permit the rapid and efficient growth of the wireless subscriber bases and the deployment of new software technologies. The Company believes that these features (rapid development, portability, protection against technology obsolescence and enhanced scalability) provide carriers with a significant development advantage in integrating evolving technologies into the Company's products for increased application efficiency and performance. The Company's core technology operates on Hewlett-Packard and Sun Microsystems hardware platforms, and includes interfaces to Oracle and Informix databases, allowing for flexible configuration to each customer's environment. In addition, the core technology enables Coral Systems to offer applications that support all air interfaces and IS-41 and GSM network protocols, permitting multi-national wireless carriers to utilize the Company's products in diverse technology and standards settings.

SALES, MARKETING AND DISTRIBUTION

     The Company markets its products to cellular, PCS and other wireless carriers domestically and internationally. The Company distributes its products through its direct sales force, international sales agents and distributors. Coral Systems licenses its products pursuant to agreements that typically provide for an initial license fee and an annual maintenance for a defined number of subscribers, as well as additional license and maintenance fees for net subscriber additions. The Company's products typically require a significant investment by the carrier and involve multilevel testing, integration, implementation and support requirements. As a result, product sales cycles generally range from 6 to 18 months.

     Revenue from international customers accounted for approximately 27.2%, 34.7% and 14.1% of the Company's total revenue in 1994 and 1995 and the nine months ended September 30, 1996, respectively, and the Company expects that revenue from international customers will continue to account for a significant portion of the Company's total revenue. The Company expects to expand its sales efforts outside of the U.S., which will require significant management attention and financial resources. Revenue from international customers is subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other trade barriers, political and economic instability in foreign markets, difficulties in staffing and management and integration of foreign operations, longer payment cycles, greater difficulty in accounts receivable collection, currency fluctuations and potentially adverse tax consequences. Since most of the Company's foreign sales are denominated in U.S. dollars, the Company's products may also become less price competitive in countries in which local currencies decline in value relative to the U.S. dollar.

     As part of its marketing and distribution strategy, the Company has established strategic relationships with the following companies:

     Cincinnati Bell Information Systems. The Company's marketing license agreement with CBIS grants CBIS the right to sublicense or exclusively offer in a service bureau environment the Company's FraudBuster and ChurnAlert products, provides CBIS with a right of first refusal under similar circumstances for the Company's future products and further provides for the joint solicitation of certain customers. CBIS produced approximately 120 million cellular bills in the U.S. in 1995 and its wireless customers include AT&T Wireless Services, PrimeCo Personal Communications, Sprint Spectrum and 360 degrees Communications Company. CBIS generally operates as a service bureau, and charges on a per subscriber bill, per month basis. By offering FraudBuster and ChurnAlert in a similar fashion, CBIS can charge an additional per subscriber fee per month for the benefits of these applications, a portion of which is paid to the Company.

     Ericsson Radio Systems. The Company has a joint development and distribution agreement with Ericsson, a large manufacturer and marketer of cellular switching equipment, pursuant to which Ericsson offers FraudBuster for sublicense under the private label of Cellular Fraud Detection Systems ("CFDS"). This agreement provides for Coral Systems and Ericsson to jointly enhance CFDS to create a customized solution which takes advantage of the unique features of Ericsson's wireless telecommunications switches.

     Lucent Technologies. The Company has a worldwide distribution agreement with Lucent, which provides Lucent with the ability to sublicense the Company's FraudBuster product to wireless carriers worldwide.

     Nortel. The Company has marketing agreements with Nortel, a worldwide manufacturer of telecommunications switching equipment. These agreements provide for the recommendation and promotion by Nortel of FraudBuster and the customization of FraudBuster for unique Nortel wireless telecommunication switching features, in exchange for which, Nortel receives a portion of the net software license fee.

CUSTOMERS AND CUSTOMER SUPPORT

     The end users of the Company's products are wireless telecommunications providers both domestically and internationally. Comcast Cellular
Communications, Pacific Synergy, Motorola, and AirTouch accounted for 22.1%, 22.1%, 11.7% and 11.2%, respectively, of the Company's total revenue in 1995 and Lucent and DSC

Technologies accounted for 60.0% and 12.4%, respectively, of the Company's total revenue in the nine months ended September 30, 1996. Lucent, Motorola and Pacific Synergy are distributors of the Company's products and sublicense the Company's products to carriers. See "Risk Factors -- Customer Concentration; Dependence on Distributors."

     The following is a list of wireless carriers who use the Company's products, each of which has licensed at least $250,000 of the Company's products:

AirTouch Communications                Mobikom (Malaysia)
American Personal Communications       Orange Personal Communications Services
Austria PTT                            (United Kingdom)
BellSouth PCS                          Pilipino Telephone Company
Comcast Cellular Communications        (Philippines)
Cox Communications                     Radiophone
DSC Technologies Corporation           Sprint Spectrum
                                       US WEST New Vector Group
                                       Western Wireless

     The Company provides its customers with support including project management, database navigation and trouble shooting, product training, technical expertise in network communications and interface development, as well as hardware and software installation skills. As part of its standard maintenance services, the Company provides support services five days a week, eight hours per day, via telephone, remote login, e-mail, and, if necessary, on-site assistance. The Company offers a range of support packages for additional fees, including support seven days a week, 24 hours per day. The Company also offers consulting services to its customers for a separate fee.

COMPETITION

     The markets for the Company's software products are new, intensely and increasingly competitive, rapidly evolving and subject to rapid technological change. The Company's competitors include computer hardware and software providers, telecommunications services and billing providers and range from small companies with limited resources to large companies with substantially greater financial, technical and marketing resources than those of the Company. In addition, the Company competes against the internal development efforts of the Company's customers and potential customers. As a result, some of the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than the Company. Further, existing companies may broaden their product lines or increase their focus to compete more directly with the Company's current and future products. Currently, the Company's principal competitors are GTE-TSI in the United States and Digital Equipment Corporation in international markets. The Company's FraudBuster product competes with a number of other profiler products and several alternative technologies, including RF signature systems, PINs and authentication. In addition, the Company has licensed the source code for FraudBuster to AirTouch for the purpose of enabling AirTouch to use, reproduce and develop enhancements to FraudBuster in AirTouch's markets and to sublicense FraudBuster to cellular carriers in which AirTouch directly owns at least a 10% equity interest, in exchange for a royalty to the Company on such sublicenses. As a result, AirTouch could compete with the Company in those markets covered by cellular carriers in which AirTouch owns such an equity interest. GTE-TSI is also the Company's primary competitor in the churn prevention software market. Tandem Computers is the Company's principal competitor for its HLR products and services. In addition, with the deployment of its own HLR products, the Company will begin to compete with vendors who have licensed the Company's HLR product source code. To the extent that competitors achieve higher product quality, lower price, greater functionality or other advantages relative to the Company's products, the Company's business, operating results and financial condition could be materially and adversely affected. There can be no assurance that the Company will have the resources required to respond effectively to market or technological changes or to compete successfully in the future. Furthermore, increasing competition in the wireless telecommunications industry may cause prices to fall, which may materially and adversely affect the Company's business, operating results and financial condition.

Current and potential competitors have established or may in the future establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. If this were to occur, the Company's business, operating results and financial condition would be materially adversely affected.

INTELLECTUAL PROPERTY

     The Company regards its software as proprietary and relies primarily on a combination of patent, trademark, copyright and trade secret laws, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. The Company currently has one issued U.S. patent and five applications pending in the U.S. Patent and Trademark Office, six applications for foreign patents pending and two Patent Cooperation Treaty applications preserving the Company's ability to obtain patent protection in a number of foreign countries. There can be no assurance that any of such pending patent applications will result in the issuance of any patents, or that the Company's current patent or any future patents will provide meaningful protection to the Company. In particular, there can be no assurance that third parties have not or will not develop equivalent technologies or products that avoid infringing the Company's current patent or any future patents or that the Company's current patent or any future patents would be held valid and enforceable by a court having jurisdiction over a dispute involving such patents. In addition, since patent applications in the United States are not publicly disclosed until the patent issues and foreign patent applications generally are not publicly disclosed for at least a portion of the time that they are pending, applications may have been filed by entities other than the Company which, if issued as patents, may relate to the Company's products. There can be no assurance that third parties will not assert infringement claims against the Company in the future based on existing patents or future patents or that such claims will not be successful.

     The Company does not include in its products any mechanism to prevent or inhibit unauthorized copying. Unauthorized copying is common within the software industry, and if a significant amount of unauthorized copying of the Company's products were to occur, the Company's business, operating results and financial condition could be materially and adversely affected. Furthermore, the Company may enter into transactions in countries where intellectual property laws are not well developed and where legal protection of the Company's rights may be ineffective. Also, as the number of software products in the industry increases, and the possibility for overlapping functionality increases, software developers may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company with respect to current or future products. From time to time, the Company receives notices from third parties claiming infringement of intellectual property rights of such parties. The Company investigates these claims and responds as it deems appropriate. However, there can be no assurance that the Company's response will satisfy the party sending the notice, or that such party will not institute a claim against the Company. The scope of protection accorded to patents covering software-related inventions is evolving and is subject to a significant degree of uncertainty. Any claims or litigation, with or without merit, could be costly, time-consuming and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business, operating results and financial condition. In addition, such claims could cause product shipment delays or require the Company to enter into royalty or licensing agreements which may not be available on terms acceptable to the Company or at all, any of which could have a material adverse effect on the Company's business, operating results and financial condition. There has been substantial litigation regarding copyright, trademark and other intellectual property rights involving computer software companies and there can be no assurance that the Company will not be subject to litigation regarding these matters in the future. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's business, operating results and financial condition.

     The Company's one issued U.S. patent relates to specific aspects of its fraud detection and profiling technology, including aspects that have been or may in the future be used in FraudBuster or other Company products. The Company has filed a continuation application for this issued patent to pursue additional claims. The Company received notice from the United States Patent and Trademark Office that the issued patent and the continuation application are being reviewed to determine if an interference action should be declared between the Company and another party. Such an interference action may be declared if there is interfering subject matter in the Company's patent or patent application and the other party's patent or patent application to determine whether the Company or the other party is entitled to a patent claiming such subject matter. Interference actions may be complex and expensive, and the outcome of such actions is often difficult to predict. Accordingly, in the event that an interference action is declared, the Company may consider opportunities to settle the interference action on terms acceptable to the Company. Any such settlement may require licensing of the Company's patent rights which may diminish their value to the Company. In addition, there can be no assurance that the Company will pursue a settlement or that a settlement would be reached on terms acceptable to the Company. In the event that the Company could not settle any such interference action and were declared to have interfered, it could lose some or all of the claims in the Company's existing patent and/or the continuation application and be subject to patent infringement claims for its use of the technology in question. Any such action or claim could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company has received notice from Tadiran Corporation regarding an alleged trademark infringement by the Company's use of the name Coral Systems, Inc. The Company believes that it can settle such matter on terms acceptable to the Company.

EMPLOYEES

     As of September 30, 1996, the Company had 80 employees, including 29 in research and development, 7 in customer support, 13 in domestic sales, 2 in international sales, 6 in consulting services, 8 in marketing and 15 in finance and administration. The Company also retains consultants from time to time to assist it with particular software development projects. The Company believes that its future success will depend in part on its ability to attract, motivate and retain highly qualified personnel. None of the Company's employees are represented by a collective bargaining agreement, nor has the Company experienced any work stoppage. The Company considers its employee relations to be good.

FACILITIES

     The Company currently leases approximately 14,400 square feet in Longmont, Colorado as its only office. The lease on the Company's premises will expire in February 1999. The Company is presently negotiating with its landlord for the leasing of an additional 9,400 square feet in an adjacent building, which the Company expects to obtain on commercially reasonable terms. Upon obtaining this additional space, the Company believes that such facilities will be adequate for the next 12 months and that additional space will be available in the future on commercially reasonable terms.

LEGAL PROCEEDINGS

     From time to time, the Company has been involved in litigation relating to claims arising out of its operations in the ordinary course of business. As of the date of this Prospectus, the Company is not a party to any legal proceedings, the adverse outcome of which would, in management's opinion have a material adverse effect on the Company's business, operating results and financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company, their ages as of September 30, 1996, and their positions with the Company are as follows:

    NAME                           AGE     POSITION
    -----------------------------  ---     ------------------------------------------------------
    Eric A. Johnson..............  37      Chairman of the Board, President and Chief Executive
                                             Officer
    Kyle D. Hubbart..............  40      Chief Financial Officer and Treasurer
    Howard Kaushansky............  38      Vice President of Strategic Planning, General Counsel
                                             and Secretary
    Thomas E. Fedro..............  36      Vice President of Sales and Consulting Services
    Sunil Prakash................  39      Vice President of Product Development
    Thomas F. Prosia.............  38      Vice President of Marketing
    Donald J. Winters, Jr........  44      Vice President of Business Development
    David J. Cowan...............  30      Director
    Bruce K. Graham(1)(2)........  36      Director
    Jeffrey R. Hultman(1)(2).....  57      Director
    Robert J. Marino.............  49      Director
    William F. Nicklin(1)........  53      Director
    Thomas G. Washing(2).........  55      Director

---------------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

     Eric A. Johnson has served as President, Chief Executive Officer and a Director of the Company since July 1991 and as Chairman of the Board since March 1995. Prior to founding the Company, he served as Director of Marketing and Strategic Planning for ACI Telecom, a wholly-owned subsidiary of US West, from January 1991 to July 1991. From 1989 to 1991, he served in several positions at AirTouch Communications, Inc. (formerly PacTel Cellular), a wireless telecommunications company, most recently as Director of Business Development.

     Kyle D. Hubbart has served as Chief Financial Officer of the Company since February 1993 and as Treasurer since October 1993. From February 1993 until March 1995, he also served as Controller of the Company. From 1985 to 1993, he served as Treasurer and Chief Financial Officer of Round the Corner Restaurants, Inc. and Good Times Restaurants, Inc., a national restaurant chain headquartered in Denver, Colorado. He has been a Certified Public Accountant since 1980.

     Howard Kaushansky has served as Vice President of Strategic Planning and General Counsel of the Company since March 1992 and as Secretary since October 1993. From 1990 to 1992, he was an attorney with the law firm of Caplan & Earnest and, prior thereto, he was an attorney with the law firms of Gray, Cary, Ames & Frye and Gendel, Raskoff, Shapiro and Quittner.

     Thomas E. Fedro has served as the Company's Vice President of Sales and Consulting Services since February 1996 and was the Company's Vice President of Sales and Marketing from August 1994 to February 1996. From January 1992 to July 1994, Mr. Fedro served in various sales positions at PI Systems, a mobile computing software applications and hardware tools company, including Vice President of Sales beginning in September 1992. From August 1986 to December 1991, he served as a Sales Manager for Grid Systems, a computer software company.

     Sunil Prakash has served as the Company's Vice President of Product Development since December 1994. From January 1993 to December 1994, Mr. Prakash was the Director of Engineering at XVT Software, a computer software company. From July 1993 to December 1993, he was the Director of Engineering at APEX Data Services, Inc., a software company. From November 1989 to July 1993, he served in various project management and engineering positions at Autotrol Technology Corporation, a software company.

     Thomas F. Prosia has served as the Company's Vice President of Marketing since February 1996. From October 1990 to January 1996, Mr. Prosia served in various marketing and sales positions at Covia Technologies, a software and services company and a division of Galileo International, including Vice President of Sales from July 1994 to January 1996.

     Donald J. Winters, Jr. has served as the Company's Vice President of Business Development since April 1996. From April 1991 to April 1996, Mr. Winters held various management positions at AirTouch Communications, a wireless telecommunications company, including Managing Director of Corporate Technology, Director of Technology Transfer and Director of Network Management Systems. From 1978 to 1991, Mr. Winters held various management and engineering positions in the telecommunications industry at PacTel Cellular, Pacific Bell and PacTel Spectrum Services.

     David J. Cowan has served as a director of the Company since March 1995. Since July 1996, Mr. Cowan has been a general partner of certain venture capital funds affiliated with Bessemer Venture Partners, a venture capital firm. From July 1992 to June 1996, Mr. Cowan was an associate with Bessemer Venture Partners. He currently serves on the Board of Directors of Worldtalk Communications Corporation.

     Bruce K. Graham has served as a director of the Company since March 1995. Mr. Graham has been a Vice President with Vertex Management Inc., an investment management company, since July 1994. From 1991 to June 1994, he was an associate with Vertex Management Inc. From 1982 to 1991, he held various technical, management and consulting positions in the U.S., Asia and Europe with Intel Corporation, Siemens AG and the Boston Consulting Group.

     Jeffrey R. Hultman has served as a director of the Company since December 1995. From 1991 to 1996, Mr. Hultman was the President, Chief Executive Officer and a Director of Dial Page, Inc., a provider of wireless telecommunications throughout the Southeast that merged with Nextel Communications, Inc. in January 1996. From 1987 to 1991, Mr. Hultman was the President and Chief Executive Officer of AirTouch Communications, Inc., a wireless telecommunications company.

     Robert J. Marino has served as a director of the Company since March 1996. Mr. Marino has served as President and Chief Executive Officer of CBIS, an information management company and a wholly-owned subsidiary of Cincinnati Bell, Inc., since September 1996. From October 1995 to August 1996, he served as the Chief Operating Officer of CBIS. From October 1993 to October 1995, he served as the President of the Northeast Region for Nextel Communications, Inc., and from November 1990 through October 1993, he served as the President of Houston Cellular Telephone Company.

     William F. Nicklin has served as a director of the Company since March 1994. Mr. Nicklin has been a Managing Director at Alex. Brown & Sons Incorporated, an investment banking firm, since January 1991. Prior to joining Alex. Brown & Sons in 1978, Mr. Nicklin was an officer in several brokerage firms, including Spencer Trask & Company, White Weld & Company and Merrill Lynch, Pierce, Fenner & Smith, Incorporated. He currently serves on the Board of Directors of Baltek Corporation and Carco Electronics.

     Thomas G. Washing has served as a director of the Company since December 1994. Since 1994, Mr. Washing has served as President of Sanitas Capital Management, a firm providing strategic and financial assistance to emerging growth technology companies. From 1986 to 1994, he served as a general partner of Hill, Carman & Washing, a venture capital firm. Prior thereto, he was a founding general partner of Horsley Keogh Associates, a venture capital firm. He currently serves on the Board of Directors of Exabyte Corporation.

     Each officer is elected at the discretion of the Board of Directors and serves at the discretion of the Board of Directors and the President. There are no family relationships among any of the directors, officers or key employees of the Company.

BOARD COMPOSITION

     The Company currently has seven authorized directors. Upon the closing of this offering, the terms of office of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 1997, Class II, whose term will expire at the annual meeting of stockholders to be held in 1998 and Class III, whose term will expire at the annual meeting of stockholders to be held in 1999. The Class I directors are Bruce K. Graham and David J. Cowan, the Class II directors are William F. Nicklin and Robert J. Marino and the Class III directors are Eric A. Johnson, Jeffrey R. Hultman and Thomas G. Washing. At each annual meeting of stockholders beginning with the 1997 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified.

     Mr. Nicklin was elected to the Board of Directors as the representative of the holders of Series A Preferred Stock, Messrs. Cowan and Graham were elected to the Board of Directors as the representatives of the holders of Series B Preferred Stock and Mr. Marino was elected to the Board of Directors as the representative of the holder of Series C Preferred Stock pursuant to certain arrangements entered into at the time such classes of stock were purchased. All such arrangements regarding the election of directors shall terminate upon the consummation of this offering. See "Certain Transactions."

BOARD COMMITTEES

     The Audit Committee was formed in March 1994 and presently consists of Messrs. Nicklin, Graham and Hultman. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent accountants, reviews the results and scope of the audit and other services provided by the Company's independent accountants and reviews and evaluates the Company's audit and control functions.

     The Compensation Committee was formed in October 1992 and presently consists of Messrs. Hultman, Graham and Washing. The Compensation Committee administers the Company's employee stock plans and makes decisions concerning salaries and incentive compensation for the Company's employees and consultants.

DIRECTOR COMPENSATION

     Directors are reimbursed for certain expenses in connection with attendance at Board and committee meetings. In addition, Messrs. Washing, Hultman and Nicklin receive $1500 per month in consideration for their services as directors. In February 1995, each of Messrs. Nicklin and Washing was granted an option to purchase 56,501 shares of Common Stock at an exercise price of $0.20 per share. In December 1995, Mr. Hultman was granted an option to purchase 56,501 shares of Common Stock at an exercise price of $0.22 per share. All of such options vest in four equal annual installments beginning on the date one year from the date of grant. In May 1995, Mr. Washing exercised his option prior to full vesting and the unvested shares are subject to the Company's right to repurchase such unvested shares at the exercise price upon the termination of his service to the Company. Each such grant was made pursuant to the Company's Stock Option Plan. See "Management -- Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the formation of the Company's Compensation Committee in October 1992, the Board of Directors made all determinations with respect to executive officer compensation. The Compensation Committee is currently comprised of Messrs. Hultman, Graham and Washing. No member of the Compensation Committee has served as an officer or employee of the Company. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. See "Certain Transactions" for a description of transactions between the Company and members of the Compensation Committee, or entities affiliated with such members.

EXECUTIVE COMPENSATION

     Summary Compensation. The following table sets forth the compensation paid by the Company in 1995 to the Company's Chief Executive Officer and the one other executive officer whose total annual salary and bonus exceeded $100,000 for services rendered to the Company during 1995 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                COMPENSATION
                                                                            ---------------------
                                                   ANNUAL COMPENSATION             AWARDS
                                                   --------------------     ---------------------
                                                    SALARY       BONUS         OPTIONS GRANTED
           NAME AND PRINCIPAL POSITION(1)            ($)          ($)                (#)
    ---------------------------------------------  --------     -------     ---------------------
    Eric A. Johnson..............................   127,500          --                 --
      Chairman of the Board, President and Chief
      Executive Officer
    Thomas E. Fedro..............................    86,900      44,136(2)          25,000
      Vice President of Sales and
      Consulting

---------------

(1) In July 1996, the Company granted options to Mr. Johnson to purchase 50,000 shares of Common Stock at an exercise price of $6.00 per share and to Mr. Fedro to purchase 37,500 shares of Common Stock at an exercise price of $6.00 per share. Such options were granted at an exercise price equal to the fair market value of the Company's stock, as determined by the Board of Directors on the date of grant, and vest in four equal annual installments with the first such installment vesting in July 1997. Messrs. Johnson and Fedro have the right to immediately exercise such options, subject to repurchase of the shares acquired upon such exercise by the Company at the original exercise price paid per share upon their respective termination of service to the Company prior to the vesting of such shares.

(2) Comprised of sales commissions.

     Option Grants. The following table sets forth each grant of stock options made during 1995 to each of the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL
                                                                                          REALIZABLE
                                                  INDIVIDUAL GRANTS                    VALUE AT ASSUMED
                                  --------------------------------------------------    ANNUAL RATES OF
                                  NUMBER OF     PERCENT OF                                STOCK PRICE
                                  SECURITIES  TOTAL OPTIONS    EXERCISE                APPRECIATION FOR
                                  UNDERLYING    GRANTED TO      OR BASE                 OPTION TERM(4)
                                   OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION -------------------
            NAME(1)                GRANTED    FISCAL YEAR(2)   ($/SH)(3)     DATE       5%          10%
--------------------------------  ---------   --------------   ---------   ---------  ------       ------
Eric A. Johnson.................        --            --           --             --      --           --
Thomas E. Fedro.................    25,000(5)       7.1%          .22       07/26/05  $3,459       $8,766

---------------

(1) In July 1996, the Company granted options to Mr. Johnson to purchase 50,000 shares of Common Stock at an exercise price of $6.00 and to Mr. Fedro to purchase 37,500 shares of Common Stock at an exercise price of $6.00. Such options vest in four equal annual installments, with the first such installment vesting in July 1997. Messrs. Johnson and Fedro have the right to immediately exercise such options, subject to repurchase of the shares acquired upon such exercise by the Company at the original exercise price paid per share upon their respective termination of service to the Company prior to the vesting of such shares.

(2) Based on an aggregate of 353,003 shares subject to options granted in 1995, excluding options to purchase 104,000 shares due to the termination of such options pursuant to their terms.

(3) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date of grant.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (10 years) and is calculated by assuming that the stock price on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. The potential realizable value of the options held by Mr. Fedro, at an assumed initial public offering price of $11.00 per share and annual rates of stock price appreciation of 5% and 10% from the date of grant through the expiration date of the options would be $442,446 and $707,779, respectively.

(5) Options vest in four equal annual installments with the first such installment vesting in July 1996.

AGGREGATE OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

     The following table sets forth for each of the Named Executive Officers the number and value of securities underlying unexercised in-the-money options held as of December 31, 1995. Neither of the Named Executive Officers exercised options during the fiscal year ended December 31, 1995.

                         FISCAL YEAR END OPTION VALUES

                                              NUMBER OF UNEXERCISED              VALUE OF UNEXERCISED,
                                                 OPTIONS HELD AT                IN-THE-MONEY OPTIONS AT
                                             DECEMBER 31, 1995(#)(1)            DECEMBER 31, 1995($)(2)
                                         --------------------------------     ----------------------------
                NAME                     EXERCISABLE      UNEXERCISABLE       EXERCISABLE    UNEXERCISABLE
-------------------------------------    -----------     ----------------     ----------     -------------
Eric A. Johnson......................      219,226               --           $2,405,666            --
Thomas E. Fedro......................       70,000               --           $  755,500            --

---------------

(1) Optionees have the right to immediately exercise such options, subject to repurchase of the shares acquired upon exercise of such options by the Company at the original exercise price paid per share upon the optionee's termination of service to the Company prior to the vesting of such shares. Such options vest in four equal annual installments beginning on the date one year from the date of grant.

(2) There was no public trading market for the Common Stock as of December 31, 1995. Accordingly, these values have been calculated based on the difference between an assumed initial public offering price of $11.00 per share and the exercise price.

STOCK OPTION PLAN

     The Company's Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors in October 1992 and was amended and restated in August 1996. There are currently 2,089,189 shares of Common Stock reserved for issuance under the Stock Option Plan.

     The Stock Option Plan provides for the grant of incentive stock options under the Internal Revenue Code (the "Code"), to employees (including officers and employee-directors) and nonstatutory stock options to employees, directors and consultants. The Stock Option Plan is administered presently by the Compensation Committee, which determines recipients and types of options to be granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

     The terms of stock options granted under the Stock Option Plan generally may not exceed 10 years. Shares subject to options that have expired or otherwise terminated without having been exercised in full shall again become available for the grant of options under the Stock Option Plan. The exercise price of options granted under the Stock Option Plan is determined by the Compensation Committee, provided that the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of the option grant and the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the Common Stock on the date of option grant. The Compensation Committee has the authority to reprice outstanding options and to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares. Options granted under the Stock Option Plan vest at the rate specified in the option agreement, which generally provide that options vest in either three or four equal annual installments. No stock option may be transferred by the optionee other than by will or the laws of descent and distribution or, in certain limited instances, pursuant to a domestic relations order, provided that the Compensation Committee may grant a nonstatutory stock option that is transferable, and provided further that an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose relationship with the Company or any affiliate ceases for any reason (other than by death or disability) may exercise options in the three month period following such cessation (unless such options expire sooner or later by their terms). Options may be exercised for up to twelve months after an optionee's relationship with the Company and its affiliates ceases due to death or disability (unless such options expire sooner or later by their terms).

     No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. Upon expiration of the transition rule under Code section 162(m) for newly public companies, no optionee shall be eligible for option grants in a calendar year covering more than 500,000 shares.

     Upon certain changes in control of the Company, all outstanding options under the Stock Option Plan shall be continued, assumed or substituted by the surviving entity. In the event that a change in control is not approved by the Board of Directors, the outstanding options of employees, directors or consultants shall be fully vested immediately prior to the consummation of such change in control. In addition, options of employees terminated other than for cause within the 12 months following a change of control shall be fully vested. If the surviving entity determines not to continue, assume or substitute such options, and with respect to persons then performing services as employees, directors or consultants, outstanding options shall be fully vested, the time during which such options may be exercised shall be accelerated and the options terminated if not exercised prior to the change of control.


     As of September 30, 1996, 184,534 shares of Common Stock had been issued upon the exercise of options granted under the Stock Option Plan, options to purchase 1,102,346 shares of Common Stock at a weighted average exercise price of $1.26 per share were outstanding and 802,309 shares remained available for future grant. The Stock Option Plan will terminate in August 2006 unless sooner terminated by the Board of Directors.


EMPLOYEE STOCK PURCHASE PLAN

     In August 1996, the Company's Board of Directors approved the Employee Stock Purchase Plan (the "Purchase Plan") with an aggregate of 450,000 shares of Common Stock reserved for issuance thereunder. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months. The Board has currently authorized an offering commencing on the effectiveness of the initial public offering of the Company's Common Stock and ending June 30, 1997, and sequential 6-months offerings thereafter.

     Employees, other than part-time or seasonal employees and 5% stockholders, are eligible to participate in the currently authorized offerings if they are employed by the Company or an affiliate of the Company incorporated in the U.S. Employees can have up to 15% of their earnings withheld pursuant to the Purchase Plan and applied on specified purchase dates (the last day of the currently authorized offerings) to the purchase of shares of Common Stock. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering, and participation ends automatically on termination of employment.

     In the event of certain changes of control, the Company and the Board of Directors has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten an offering and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the Board's discretion.

401(K) PLAN

     As of January 1, 1995, the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 20% of their annual compensation or the statutorily prescribed annual limit ($9,500 in 1996) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan does not provide for matching contributions. The trustees under the 401(k) Plan, at the direction of each participant, invest the assets of the 401(k) Plan in designated investment options. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable until withdrawn, and so that the contributions by the Company will be deductible when made.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Amended and Restated Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Amended and Restated Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnification agreements with each of its directors and executive officers.

     The Company has obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act. In addition, the Company's Restated Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Restated Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Under current Delaware law, a director's liability to the Company or its stockholders may not be limited with respect to any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                              CERTAIN TRANSACTIONS

     In August 1996, pursuant to authority granted in the Company's Bylaws, the Company entered into indemnification agreements (the "Indemnification Agreements") with its directors and executive officers. Pursuant to the Indemnification Agreements, the Company shall indemnify and advance expenses to such directors and executive officers in connection with their involvement in any event or occurrence which arises in their capacity as, or as a result of, their position with the Company. See "Management -- Limitation of Liability and Indemnification Matters."

     In June 1996, Bessemer Venture Partners III L.P. ("BVP III") and Vertex Investment (II) Ltd. ("Vertex") purchased 338,425 shares and 338,424 shares, respectively, of Common Stock of the Company from a former officer of the Company at a purchase price of $1.50 per share. In accordance with the terms of a letter agreement dated June 20, 1996 between BVP III, Vertex and the Company (the "Letter Agreement"), in July 1996, BVP III and Vertex each sold 53,710 of such shares at a purchase price of $1.50 per share, to the Company pursuant to a purchase agreement between BVP III, Vertex and the Company. The Company has subsequently retired such shares. In July 1996, BVP III and Vertex sold 205,045 and 205,046 of such shares, respectively, at a purchase price of $1.50 per share, to certain stockholders of the Company pursuant to purchase agreements between BVP III and Vertex and each of such stockholders. The following directors, 5% stockholders and their affiliates purchased shares from BVP III and Vertex: (i) BVP Special Situations L.P. (2,897 shares), (ii) Unterberg Harris Private Equity Partners L.P. (30,019 shares), (iii) Unterberg Harris Private Equity Partners C.V. (6,412 shares), (iv) P/A Fund (34,012 shares), (v) Cincinnati Bell Information Systems, Inc. ("CBIS") (85,935 shares), (vi) CVM Equity Fund III ("CVM") (133,333 shares), (vii) Mr. Nicklin (5,670 shares), and
(viii) Mr. Washing (2,984 shares, of which 2,686 shares were purchased by Mr. Washing's spouse and children). In addition, BVP III transferred 9,356 of such shares to certain individuals associated with BVP III, including 248 shares to Mr. Cowan.

     In March 1996, the Company entered into a Marketing License Agreement with CBIS whereby CBIS was granted the exclusive right in a service bureau environment to sell the Company's FraudBuster and ChurnAlert products in the United States, North America, South America, Central America and many European countries. In addition, CBIS has a right of first refusal to be the exclusive distributor of the Company's future products in a service bureau environment.

     In March 1996, CBIS purchased 1,824,920 shares of Series C Preferred Stock of the Company, which will convert into 912,453 shares of Common Stock upon the closing of this offering, at an aggregate purchase price of $4,222,198. Pursuant to an Amended and Restated Voting Agreement between CBIS, the Company and certain stockholders of the Company, dated as of March 21, 1996, and the Company's Restated Certificate of Incorporation, CBIS has the right to designate one director of the Company. Mr. Marino has been elected to the Board of Directors as the CBIS representative. The terms of such voting agreement and such provisions of the Company's Restated Certificate of Incorporation shall terminate upon the closing of this offering.

     In March 1995, the Company issued an aggregate of 2,083,333 shares of Series B Preferred Stock (the "Series B Stock"), which will convert into 2,083,290 shares of Common Stock upon the closing of this offering, at $2.16 per share, for $4,096,821 in cash and cancellation of indebtedness in the amount of $403,178. In connection with such financing, the Company issued the following number of shares of Series B Stock (expressed on an as-converted to Common Stock basis) to certain directors, 5% stockholders and their respective affiliates:
(i) 489,654 shares to BVP III, (ii) 21,042 shares to BVP III Special Situations L.P., (iii) 67,986 shares to several individuals associated with BVP III, including 1,799 shares to Mr. Cowan, who became a director of the Company in connection with such financing, (iv) 578,699 shares to Vertex, (v) 307,784 shares to Unterberg Harris Private Equity Partners L.P., (vi) 77,861 shares to Unterberg Harris Private Equity Partners C.V., (vii) 360,037 shares to P/A Fund, and (viii) 4,999 shares to Mr. Nicklin, a director of the Company. All such purchasers of Series B Stock acquired their stock in exchange for cash with the exception of BVP III who purchased its shares for $654,481 in cash and the cancellation of $403,178 of indebtedness in connection with a bridge loan from BVP III to the Company made in February 1995. In connection with such financing, the holders of Series B Stock were entitled to elect two members of the Board of Directors of the Company to be designated by BVP III and Vertex. Mr. Cowan was elected as the designee of BVP III and Mr. Graham was elected as the designee of Vertex. The right of the holders of Series B Stock to elect directors of the Company will terminate upon the closing of this offering.

     From January to March 1994, the Company issued an aggregate of 2,000,000 shares of Series A Preferred Stock (the "Series A Stock"), which will convert into 999,960 shares of Common Stock upon the closing of this offering, at a price of $1.00 per share. Mr. Nicklin purchased 42,498 shares of Series A Stock (expressed on an as-converted to Common Stock basis) in exchange for approximately $55,000 cash and the cancellation of approximately $30,000 of indebtedness. He also was elected to the Board of Directors of the Company as the representative of the holders of Series A Stock. Mr. Washing, who became a director of the Company in December 1994, purchased 24,999 shares of Series A Stock (expressed on an as-converted to Common Stock basis). The right of the holders of Series A Stock to elect a director of the Company will terminate upon the closing of this offering.

     In August 1993, certain persons provided bridge loans to the Company totaling $300,000, of which Mr. Nicklin contributed $30,000. In January 1994, the Company paid to Mr. Nicklin $1,019 as accrued interest on the $30,000 loan and the principal of such loan was canceled in exchange for Mr. Nicklin's purchase of 42,498 shares of Series A Stock. In connection with the bridge financing, Mr. Nicklin received warrants to purchase 22,601 shares of Common Stock at an exercise price of $0.66 per share.

     From September 1994 through March 1995, Mr. Washing provided certain financial consulting services to the Company. The Company paid Mr. Washing $54,000 in cash and issued him 14,000 shares of Common Stock in exchange for such services.

     In July 1993, CVM provided a bridge loan to the Company of $130,000, which CVM converted into 195,872 shares of Common Stock in March 1994 at a conversion price of $0.66 per share. In connection with such bridge loan, CVM received warrants to purchase 48,968 shares of Common Stock of the Company at an exercise price of $0.66 per share. R. D. Bloomer, who is a partner of CVM, served as a director of the Company from November 1993 to March 1996.

     The Company believes that the foregoing transactions were on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 30, 1996, as adjusted to reflect the sale of the Common Stock being offered hereby (assuming no exercise of the Underwriters' over-allotment option) by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group. This table assumes the conversion of all outstanding preferred stock into Common Stock upon the completion of this offering and reflects the 1-for-2 reverse stock split to occur prior to the closing of this offering. Unless otherwise specified, the address of the stockholder is the address of the Company.

                                                                                PERCENT OF SHARES
                                                                              BENEFICIALLY OWNED(1)
                                                                SHARES       -----------------------
                                                              BENEFICIALLY   PRIOR TO       AFTER
NAME AND ADDRESSES OF BENEFICIAL OWNER                        OWNED(#)(1)    OFFERING    OFFERING(2)
------------------------------------------------------------  -----------    --------    -----------
Eric Johnson(3).............................................   1,236,153       16.5%        12.1%
CVM Equity Fund III(4)......................................   1,131,525       15.5%        11.3%
  4845 Pearl East Circle, Suite 300
  Boulder, CO 80301
Cincinnati Bell Information Systems.........................     998,388       13.8%        10.1%
  600 Vine Street
  Cincinnati, OH 45201
Robert Marino(5)............................................          --          --           --
Vertex Investment (II) Ltd..................................     658,367        9.1%         6.6%
  3 Lagoon Drive, Suite 220
  Redwood City, CA 94065
Bruce Graham(6).............................................          --          --           --
Bessemer Venture Partners III L.P.(7).......................     581,004        8.1%         5.9%
  1025 Old Country Road, Suite 205
  Westbury, NY 11590
David Cowan(8)..............................................     583,051        8.1%         5.9%
Unterberg Harris Private Equity Partners(9).................     422,076        5.8%         4.3%
  65 East 55th Street, 18th Floor
  New York, NY 10022
P/A Fund, L.P...............................................     394,049        5.5%         4.0%
  518 Broad Street
  Sewickley, PA 15143
William F. Nicklin(10)......................................     137,269        1.9%         1.4%
Tom Fedro(11)...............................................     107,500        1.5%         1.1%
Thomas G. Washing(12).......................................      87,289        1.2%            *
Jeffrey Hultman(13).........................................      56,501           *            *
All directors and executive officers as a group
  (13 persons)(14)..........................................   2,881,215       35.0%        26.3%

---------------

 *  Represents less than one percent of the outstanding shares.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of September 30, 1996, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Percentage ownership is based on 7,230,137 shares of Common Stock outstanding before the offering and 9,930,137 shares of Common Stock outstanding after the offering and assumes no exercise of the underwriters' over-allotment option. In the event such option is exercised in full (i) Mr. Johnson will sell 60,000 shares in the offering and will beneficially own 1,176,153 shares, or 11.2% of the Common Stock outstanding after this offering, and (ii) Mr. Fedro will sell 10,500 shares in the offering (issued upon exercise of outstanding options) and will beneficially own 97,000 shares, or 1.0% of the Common Stock outstanding after this offering. Additionally, certain other executive officers will sell 44,500 shares (issued upon exercise of outstanding options and warrants) in the offering such that, assuming the over-allotment option is exercised in full, the directors and executive officers as a group will beneficially own 2,766,215 shares, or 24.7% of the Common Stock outstanding after this offering.

 (3) Includes 269,226 shares issuable upon exercise of outstanding options subject to vesting through July 2000.

 (4) Includes 48,968 shares issuable upon exercise of outstanding warrants.

 (5) Mr. Marino, a director of the Company, is the President and Chief Executive Officer of Cincinnati Bell Information Systems, Inc. ("CBIS"), a principal stockholder of the Company. Mr. Marino has no beneficial ownership of the shares owned by CBIS.

 (6) Mr. Graham, a director of the Company, is a Vice President of Vertex Management Inc., which provides investment advice to Vertex Investment (II) Ltd. ("Vertex"). Mr. Graham has no beneficial ownership of the shares owned by Vertex.

 (7) Represents 557,065 shares held by Bessemer Venture Partners III, L.P. ("BVP III") and 23,939 shares held by BVP III Special Situations L.P. ("BVP").

 (8) Includes 557,065 shares held by BVP III and 23,939 shares held by BVP. Mr. Cowan, a director of the Company, is a partner of Deer III & Co., which is the general partner of Bessemer and BVP and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Cowan disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

 (9) Represents 337,803 shares held by Unterberg Harris Private Equity Partners L.P. and 84,273 shares held by Unterberg Harris Private Equity Partners C.V.

(10) Includes 22,601 shares issuable upon exercise of outstanding warrants. Also includes 56,501 shares issuable upon exercise of outstanding options subject to vesting through February 1999.

(11) Represents 107,500 shares issuable upon exercise of outstanding options subject to vesting through July 2000.

(12) Includes 42,376 shares subject to a repurchase option in favor of the Company which expires ratably through October 1998. Also includes 13,991 shares held by Mr. Washing's spouse and 2,500 shares held in a trust for the benefit of Mr. Washing's daughter. Mr. Washing disclaims beneficial ownership of the shares held by his spouse.

(13) Represents 56,501 shares issuable upon exercise of outstanding options subject to vesting through December 1999.

(14) Excludes 998,388 shares held by CBIS and 658,367 shares held by Vertex, and includes 581,004 shares held by BVP III and BVP. See footnotes (5), (6) and
     (7) above. Also includes (i) 777,732 shares issuable upon exercise of outstanding options held by all directors and officers subject to vesting of such shares on various dates through July 2000; (ii) 42,376 shares held by Mr. Washing subject to a repurchase option in favor of the Company which expires ratably through February 1999; and (iii) 235,549 shares issuable upon exercise of warrants held by all directors and officers. See footnotes
     (3) and (10) through (13) above.

                          DESCRIPTION OF CAPITAL STOCK

     Following the closing of this offering, the authorized capital stock of the Company, after giving effect to the conversion of all outstanding preferred stock into Common Stock, will consist of 25,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of September 30, 1996, there were approximately 80 stockholders of record.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

WARRANTS

     As of September 30, 1996, there were warrants outstanding to purchase an aggregate of 979,937 shares of Common Stock at a weighted average exercise price of approximately $0.28 per share. All of such warrants contain provisions for the adjustment of exercise prices in certain events, including stock dividends, stock splits, reorganizations, reclassifications or mergers, and warrants to purchase approximately 251,000 shares contain provisions for adjustment of the exercise price in the event of sales of Common Stock at less than the exercise price. The warrants expire at various dates between July 1998 and March 2003. Holders of warrants to purchase approximately 251,000 shares of Common Stock are entitled to certain registration rights with respect to the Common Stock issued upon exercise thereof. See "Description of Capital Stock -- Registration Rights."

UNDESIGNATED PREFERRED STOCK

     Upon the closing of this offering, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of preferred stock.

REGISTRATION RIGHTS

     After this offering, the holders of approximately 5,138,000 shares of Common Stock (the "Common Stock Holders") and warrants to purchase approximately 251,000 shares of Common Stock (the "Warrant Holders") will be entitled to certain rights with respect to the registration of such shares under the Securities Act, pursuant to the Amended and Restated Investors' Rights Agreement among such holders and the Company, dated March 21, 1996 (the "Investors' Rights Agreement"). Under the terms of the Investors' Rights Agreement, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled, subject to certain limitations, to include shares therein. CBIS and/or twenty percent (20%) of the Common Stock Holders may also require the Company to file a registration statement under the Securities Act with respect to their shares. However, the Company is not required to effect more than two registrations demanded by CBIS nor more than two registrations demanded by the twenty percent (20%) of the Common Stock Holders. Furthermore, the Common Stock Holders may require the Company to register their shares on Form S-3 when use of such form becomes available to the Company. Generally, the Company is required to bear all registration and selling expenses incurred in connection with any such registrations. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration. Such registration rights terminate seven years after the date following the closing of this offering.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     Upon the closing of this offering, the Company's Board of Directors will be divided into three classes of directors. See "Management-Board Composition." The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws also require that, effective upon the closing of this offering, any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. The Company's Amended and Restated Certificate of Incorporation also provides that the authorized number of directors may be changed only by resolution of the Board of Directors. In addition, directors may not be removed without cause. These provisions could discourage potential acquisition proposals and may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

     The First National Bank of Boston has been appointed as the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering and assuming no exercise of outstanding options and warrants after September 30, 1996, and no exercise of the Underwriters over-allotment option, the Company will have 9,930,137 shares of Common Stock outstanding. Of these shares, the 2,700,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Affiliates"), which shares will be subject to the resale limitations of Rule
144. The remaining 7,230,137 shares of Common Stock held by existing stockholders (the "Restricted Shares") were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or pursuant to an exemption from registration such as Rules 144, 144(k), or 701 under the Securities Act, which are summarized below.


     In the absence of the restrictions contained in the agreements not to sell described below, approximately 388,000 of these Restricted Shares reflected as of September 30, 1996 will be eligible for sale in the public market upon the date of this Prospectus pursuant to Rule 144(k). In the absence of the restrictions contained in the agreements not to sell described below, approximately 3,417,000 additional Restricted Shares will be eligible for sale beginning 90 days after the date of this Prospectus pursuant to Rule 144 and Rule 701. Holders of approximately 6,638,000 of the Restricted Shares are subject to agreements not to sell or otherwise transfer their shares for 180 days following the date of this Prospectus (the "Lock-up Shares"). Of such Lock-up Shares, approximately 5,308,000 will become available for sale in the public market 180 days after the date of this Prospectus, although 4,625,000 of the Lock-up Shares will still be subject to certain volume and other restrictions on resale under Rule 144 at the expiration of such lock-up period. The remaining 1,330,758 shares held by existing shareholders will become eligible for sale at various times over a period of less than two years and could be sold earlier if the holders exercise registrations rights. Montgomery Securities may, in its sole discretion and at any time without notice, release any or all of the holders of the Lock-up Shares from any or all of their obligations under their respective agreements not to sell.



     As of September 30, 1996, there were 1,102,346 shares of Common Stock issuable upon exercise of outstanding options. The Company intends to file a registration statement on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance under the Stock Option Plan and the Purchase Plan within 90 days after the date of this Prospectus thus permitting the sale of such shares by non-Affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing. Upon effectiveness of such registration statement, holders of vested options to purchase approximately 151,000 shares will be entitled to exercise such options and immediately sell such shares. In addition, holders of vested options to purchase approximately 431,000 shares have entered into agreements not to sell any shares of Common Stock received upon exercise of such options for 180 days following the date of this offering. Montgomery Securities, in its sole discretion and at any time without notice, may release any or all of such option holders from any or all of their obligations under their respective agreements not to sell.


     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, an Affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares that were not acquired from the Company or an Affiliate of the Company within the previous two years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 99,000 shares immediately after this offering) or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or person whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who beneficially owns Restricted Shares is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above; provided that at least three years have elapsed since the later of the date the shares were acquired from the Company or from an Affiliate of the Company.

     An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

     After the date of this Prospectus, warrants to purchase 979,937 shares of Common Stock will be outstanding. If these warrants are executed by payment of the applicable exercise price the holding period of such Common Stock for purposes of Rule 144 will commence on the date any such warrant is exercised as to such shares, unless such warrant is exercised pursuant to a net exercise provision in which case the holding period will commence on the date the warrant was originally issued. In the absence of the restrictions contained in the agreements not to sell described above, holders of warrants to purchase 480,406 shares of Common Stock will be permitted to sell such shares beginning 90 days after the date of this Prospectus pursuant to Rule 701.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. As described herein, only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     In addition, after this offering, the holders of approximately 5,138,000 shares and warrants to purchase approximately 251,000 shares of Common Stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     The Underwriters named below, represented by Montgomery Securities, Cowen & Company and UBS Securities LLC (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this prospectus. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of such shares, if any are purchased.

                                                                                NUMBER OF
                                   UNDERWRITERS                                  SHARES
    --------------------------------------------------------------------------  ---------
    Montgomery Securities.....................................................
    Cowen & Company...........................................................
    UBS Securities LLC........................................................

                                                                                ---------
              Total...........................................................  2,700,000
                                                                                =========

     The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to
selected dealers a concession of not more than $          per share, and the
Underwriters may allow, and such dealers may reallow, a concession of not more
than $          per share to certain other dealers. After this offering, the price and concessions and reallowances to dealers may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     The Company and certain stockholders of the Company (the "Selling Stockholders") have granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 405,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 2,700,000 shares to be purchased by the Underwriters. To the extent the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.


     The holders of approximately 6,638,000 shares of the Company's Common Stock, including all of the Company's directors and executive officers, have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Montgomery Securities, directly or indirectly sell, offer to sell or otherwise dispose of any such shares of Common Stock or any right to acquire such shares. In addition, the Company has agreed that, for a period of 180 days after the date of this Prospectus, it will not, without the prior written consent of Montgomery Securities, issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities or any other securities convertible into or exchangeable for the Common Stock or other equity security, other than the grant of options to purchase Common Stock or the issuance of shares of Common Stock under the Stock Option Plan and the Purchase Plan and the issuance of shares of Common Stock pursuant to the exercise of outstanding options and warrants.

     The Representatives have informed the Company that the Underwriters do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

     The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations are the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the Company's past and present operations, its past and present financial performance, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Boulder, Colorado. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The financial statements of Coral Systems, Inc. as of December 31, 1994 and 1995, and September 30, 1996, for each of the three years in the period ended December 31, 1995 and for the nine month period ended September 30, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     A Registration Statement on Form S-1, including amendments thereto, relating to the shares of Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus concerning the contents of any contract or document are necessarily summaries of such contracts or documents. Although all material elements of such contracts or documents required to be disclosed in this Prospectus are disclosed, each statement concerning such contracts or documents is qualified in all respects by reference to the copy of such contract or document filed as an exhibit to the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof may be obtained from those offices upon the payment of certain fees prescribed by the Commission. The Registration Statement and such exhibits and schedules are also available on the Commission's Web site (http://www.sec.gov).

     Upon completion of the offering, the Company will be subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, will file reports, proxy statements and other information with the Commission.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by the Company's independent accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Price Waterhouse LLP, Independent Accountants................................ F-2
Balance Sheet.......................................................................... F-3
Statement of Operations................................................................ F-4
Statement of Changes in Stockholders' Equity (Deficit)................................. F-5
Statement of Cash Flows................................................................ F-6
Notes to Financial Statements.......................................................... F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Coral Systems, Inc.


The stock split described in Note 4 has not been consummated as of November 18, 1996. When it has been consummated, we will be in a position to furnish the following report:


     "In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Coral Systems, Inc. at December 31, 1994, December 31, 1995, and September 30, 1996, and the results of its operations and its cash flows and for each of the three years in the period ended December 31, 1995, and for the nine-month period ended September 30, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

PRICE WATERHOUSE LLP

Boulder, Colorado

October 17, 1996

                              CORAL SYSTEMS, INC.

                                 BALANCE SHEET

                                                                                                                     PRO FORMA
                                                                                                                   STOCKHOLDERS'
                                                                                                                       EQUITY
                                                                                                                   SEPTEMBER 30,
                                                                     DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,        1996
                                                                         1994           1995           1996        --------------
                                                                     ------------   ------------   -------------      (NOTE 1)
                                                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................................  $    82,900    $ 1,022,500     $ 3,373,500
  Accounts receivable, net of allowance for doubtful accounts of
    $75,000 at September 30, 1996..................................      740,800      1,119,300       2,449,200
  Other current assets.............................................        2,800        149,300         328,000
                                                                      ----------     ----------      ----------
    Total current assets...........................................      826,500      2,291,100       6,150,700
                                                                      ----------     ----------      ----------
Property and equipment, net........................................      255,400        625,800       1,264,300
Other assets.......................................................       10,000         41,100          39,100
                                                                      ----------     ----------      ----------
                                                                     $ 1,091,900    $ 2,958,000     $ 7,454,100
                                                                      ==========     ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.................................................  $   291,500    $   412,900     $   446,800
  Accrued liabilities..............................................       90,000        526,100       1,010,800
  Current portion of long-term debt................................      666,700        796,700         380,100
  Deferred revenue.................................................      300,300        463,700       1,479,600
                                                                      ----------     ----------      ----------
    Total current liabilities......................................    1,348,500      2,199,400       3,317,300
                                                                      ----------     ----------      ----------
Deferred revenue and other.........................................      475,200        475,200         385,000
Long-term debt.....................................................       22,000        145,800         313,400
Commitments and contingencies (Notes 3 and 8)
Stockholders' Equity (Deficit)
  Series A preferred stock, $.001 par value; 2,000,000 shares authorized, issued and outstanding; none outstanding pro
    forma..........................................................        2,000          2,000           2,000               --
  Series B preferred stock, $.001 par value; 2,083,333 shares authorized; 2,083,333 shares issued and outstanding at December
    31, 1995 and September 30, 1996; none outstanding pro forma....           --          2,083           2,083               --
  Series C preferred stock, $.001 par value; 1,850,000 shares authorized; 1,824,920 shares issued and outstanding at
    September 30, 1996; none outstanding pro forma.................           --             --           1,825               --
  Preferred stock $.001 par value; 9,066,667 shares authorized; no
    shares issued or outstanding...................................           --             --              --               --
  Common stock, $.001 par value; 20,000,000 shares authorized at
    December 31, 1994 and 1995, 30,000,000 shares authorized at
    September 30, 1996; 4,124,358, 4,265,508 and 3,235,183 shares issued at December 31, 1994, 1995 and September 30, 1996,
    respectively and 7,230,887 at September 30, 1996 pro forma.....        4,124          4,265           3,235            7,231
  Additional paid-in capital.......................................    2,163,176      6,449,252      10,467,157       10,469,069
  Accumulated deficit..............................................   (2,905,100 )   (6,296,000 )    (7,037,700)      (7,037,700)
  Less treasury stock at cost; 676,887, 966,965, and 750 shares at
    December 31, 1994, 1995 and September 30, 1996, respectively...      (18,000 )      (24,000 )          (200)            (200)
                                                                      ----------     ----------      ----------       ----------
    Total stockholders' equity (deficit)...........................     (753,800 )      137,600       3,438,400        3,438,400
                                                                      ----------     ----------      ----------       ----------
                                                                     $ 1,091,900    $ 2,958,000     $ 7,454,100
                                                                      ==========     ==========      ==========


   The accompanying notes are an integral part of these financial statements.

                              CORAL SYSTEMS, INC.

                            STATEMENT OF OPERATIONS

                                                                                            NINE MONTHS
                                                                                               ENDED
                                                   YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                           ---------------------------------------   -------------------------
                                              1993          1994          1995                        1996
                                           -----------   -----------   -----------      1995       -----------
                                                                                     -----------
                                                                                     (UNAUDITED)
Revenue:
  Software licenses......................  $   215,200   $ 1,036,400   $ 2,484,600   $ 1,935,400   $ 5,828,700
  Services and other.....................      178,700       239,700       624,700       531,900       408,400
  Hardware...............................      110,200       140,800       780,500       626,300       615,300
                                           -----------   -----------   -----------   -----------   -----------
     Total revenue.......................      504,100     1,416,900     3,889,800     3,093,600     6,852,400
Cost of revenue:
  Software licenses......................       57,600       122,000       526,000       421,800       419,100
  Services and other.....................       74,500       258,000       644,700       513,200       584,800
  Hardware...............................      111,800       128,300       738,300       607,400       469,600
                                           -----------   -----------   -----------   -----------   -----------
     Total cost of revenue...............      243,900       508,300     1,909,000     1,542,400     1,473,500
                                           -----------   -----------   -----------   -----------   -----------
     Gross profit........................      260,200       908,600     1,980,800     1,551,200     5,378,900
Operating expenses:
  Research and development...............      414,000       572,700     2,159,700     1,496,400     1,953,100
  Sales and marketing....................      158,300       645,300     1,869,700     1,427,100     2,614,000
  General and administrative.............      677,100       885,600     1,351,000     1,065,700     1,765,400
                                           -----------   -----------   -----------   -----------   -----------
     Total operating expenses............    1,249,400     2,103,600     5,380,400     3,989,200     6,332,500
Loss from operations.....................     (989,200)   (1,195,000)   (3,399,600)   (2,438,000)     (953,600)
Other income (expense), net..............      (60,600)      (32,800)        8,700        15,100       (31,400)
                                           -----------   -----------   -----------   -----------   -----------
Loss before extraordinary item...........   (1,049,800)   (1,227,800)   (3,390,900)   (2,422,900)     (985,000)
Extraordinary item:
  Gain on extinguishment of debt and
     other liabilities...................           --            --            --            --       243,300
                                           -----------   -----------   -----------   -----------   -----------
Net loss.................................  $(1,049,800)  $(1,227,800)  $(3,390,900)  $(2,422,900)  $  (741,700)
                                           ===========   ===========   ===========   ===========   ===========
Pro forma net loss per common share
  before extraordinary item
  (unaudited)............................                                                          $      (.12)
                                                                                                   ===========
Pro forma net loss per common share
  (unaudited)............................                              $      (.48)                $      (.09)
                                                                       ===========                 ===========
Pro forma weighted average number of
  common shares outstanding
  (unaudited)............................                                7,097,479                   8,096,439
                                                                       ===========                 ===========


   The accompanying notes are an integral part of these financial statements.

                              CORAL SYSTEMS, INC.

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                               SERIES A             SERIES B             SERIES C
                           PREFERRED STOCK      PREFERRED STOCK      PREFERRED STOCK         COMMON STOCK       ADDITIONAL
                          ------------------   ------------------   ------------------   --------------------     PAID-IN
                           SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL
                          ---------   ------   ---------   ------   ---------   ------   ----------   -------   -----------
Balance at December 31,
  1992..................         --      --           --      --           --      --     3,731,728   $3,732    $   173,768
Purchase of treasury
  stock.................
Net loss................
                          ---------   ------   ---------   ------   ---------   ------   ----------   -------   -----------
Balance at December 31,
  1993..................         --      --           --      --           --      --     3,731,728    3,732        173,768
Exercise of stock
  options and
  warrants..............                                                                    196,758      197          1,303
Conversion of bridge
  loan..................                                                                    195,872      195        129,805
Private placement of
  Series A preferred
  stock, net............  2,000,000   $2,000                                                                      1,858,300
Net loss................
                          ---------   ------   ---------   ------   ---------   ------   ----------   -------   -----------
Balance at December 31,
  1994..................  2,000,000   2,000           --      --           --      --     4,124,358    4,124      2,163,176
Private placement of
  Series B preferred
  stock, net............                       2,083,383   $2,083                                                 4,269,317
Exercise of stock
  options and warrants
  and other stock issued
  for services..........                                                                    141,150      141         16,759
Purchase of treasury
  stock.................
Net loss................
                          ---------   ------   ---------   ------   ---------   ------   ----------   -------   -----------
Balance at December 31,
  1995..................  2,000,000   2,000    2,083,333   2,083           --      --     4,265,508    4,265      6,449,252
Purchase of treasury
  stock.................
Retirement of treasury
  stock.................                                                                 (1,074,400)  (1,074 )     (187,326)
Private placement of
  Series C preferred
  stock, net............                                            1,824,920   $1,825                            4,191,275
Exercise of stock
  options and
  warrants..............                                                                     44,075       44         13,956
Net loss................
                          ---------   ------   ---------   ------   ---------   ------   ----------   -------   -----------
Balance at September 30,
  1996..................  2,000,000   $2,000   2,083,333   $2,083   1,824,920   $1,825    3,235,183   $3,235    $10,467,157
                          =========   ======   =========   ======   =========   ======   ==========   =======   ===========

                                                                    TOTAL
                                            TREASURY STOCK       STOCKHOLDERS'
                          ACCUMULATED   ----------------------      EQUITY
                            DEFICIT       SHARES      AMOUNT      (DEFICIT)
                          -----------   ----------   ---------   ------------
Balance at December 31,
  1992..................  $  (627,500)          --          --   $  (450,000)
Purchase of treasury
  stock.................                   676,887   $ (18,000)      (18,000)
Net loss................   (1,049,800)                            (1,049,800)
                          -----------   ----------    --------   -----------
Balance at December 31,
  1993..................   (1,677,300)     676,887     (18,000)   (1,517,800)
Exercise of stock
  options and
  warrants..............                                               1,500
Conversion of bridge
  loan..................                                             130,000
Private placement of
  Series A preferred
  stock, net............                                           1,860,300
Net loss................   (1,227,800)                            (1,227,800)
                          -----------   ----------    --------   -----------
Balance at December 31,
  1994..................   (2,905,100)     676,887     (18,000)     (753,800)
Private placement of
  Series B preferred
  stock, net............                                           4,271,400
Exercise of stock
  options and warrants
  and other stock issued
  for services..........                                              16,900
Purchase of treasury
  stock.................                   290,078      (6,000)       (6,000)
Net loss................   (3,390,900)                            (3,390,900)
                          -----------   ----------    --------   -----------
Balance at December 31,
  1995..................   (6,296,000)     966,965     (24,000)      137,600
Purchase of treasury
  stock.................                   108,185    (164,600)     (164,600)
Retirement of treasury
  stock.................                (1,074,400)    188,400
Private placement of
  Series C preferred
  stock, net............                                           4,193,100
Exercise of stock
  options and
  warrants..............                                              14,000
Net loss................     (741,700)                              (741,700)
                          -----------   ----------    --------   -----------
Balance at September 30,
  1996..................  $(7,037,700)         750   $    (200)  $ 3,438,400
                          ===========   ==========    ========   ===========


   The accompanying notes are an integral part of these financial statements.

                              CORAL SYSTEMS, INC.

                            STATEMENT OF CASH FLOWS

                                                                                           FOR THE NINE
                                                                                           MONTHS ENDED
                                                                                           SEPTEMBER 30,
                                                   YEAR ENDED DECEMBER 31,           -------------------------
                                           ---------------------------------------      1995
                                              1993          1994          1995       -----------      1996
                                           -----------   -----------   -----------   (UNAUDITED)   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.................................. $(1,049,800)  $(1,227,800)  $(3,390,900)  $(2,422,900)  $  (741,700)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization...........      38,100        90,100       198,700       145,400       296,100
  Provision for doubtful accounts.........          --            --            --            --        75,000
  Write-offs of uncollectible
     receivables..........................          --            --            --            --        26,900
  Gain on disposal of property and
     equipment............................          --            --        (2,600)       (1,800)       (5,300)
  Extraordinary gain......................          --            --            --            --      (243,300)
  Changes in:
     Accounts receivable..................    (136,800)     (604,000)     (378,500)     (242,100)   (1,553,200)
     Other assets.........................      (2,000)       (7,000)     (177,600)     (213,400)     (310,800)
     Accounts payable and accrued
       liabilities........................     198,400       158,600       576,900       416,200       719,000
     Deferred revenue.....................          --       291,200       163,400       108,100     1,010,000
                                            ----------    ----------    ----------    ----------    ----------
     Net cash used in operating
       activities.........................    (952,100)   (1,298,900)   (3,010,600)   (2,210,500)     (727,300)
                                            ----------    ----------    ----------    ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and
  equipment...............................          --            --       198,300       176,400       206,400
Property and equipment additions..........     (95,200)     (195,400)     (514,000)     (471,300)     (542,900)
                                            ----------    ----------    ----------    ----------    ----------
     Net cash used in investing
       activities.........................     (95,200)     (195,400)     (315,700)     (294,900)     (336,500)
                                            ----------    ----------    ----------    ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of preferred stock,
  net.....................................          --     1,580,300     3,874,500     3,871,400     4,193,100
Proceeds from sale of common stock........          --         1,500        13,900        13,400        14,000
Purchase of treasury stock................          --            --        (6,000)       (6,000)     (164,600)
Proceeds from the issuance of bridge loans
  and long-term debt......................     921,500       205,200       760,000       760,000       250,000
Payment on borrowings.....................     (27,000)     (271,900)     (376,500)     (350,700)     (877,700)
                                            ----------    ----------    ----------    ----------    ----------
     Net cash from financing activities...     894,500     1,515,100     4,265,900     4,288,100     3,414,800
                                            ----------    ----------    ----------    ----------    ----------
Net increase (decrease) in cash and cash
  equivalents.............................    (152,800)       20,800       939,600     1,782,700     2,351,000
Cash and cash equivalents, beginning of
  period..................................     214,900        62,100        82,900        82,900     1,022,500
                                            ----------    ----------    ----------    ----------    ----------
Cash and cash equivalents, end of
  period.................................. $    62,100   $    82,900   $ 1,022,500   $ 1,865,600   $ 3,373,500
                                            ==========    ==========    ==========    ==========    ==========
SUPPLEMENTAL DISCLOSURE OF NONCASH
  ACTIVITIES AND OTHER CASH FLOW
  INFORMATION
Conversion of bridge loans to preferred
  stock................................... $        --   $   280,000   $   400,000   $   400,000   $        --
Conversion of accrued liabilities to
  debt....................................          --        36,200        11,600        11,600         5,000
Conversion of bridge loan to common
  stock...................................          --       130,000            --            --            --
Capital lease obligations.................          --            --       253,000       196,100       458,700
Issuance of note payable to acquire
  stock...................................      18,000            --            --            --            --
Interest paid.............................       3,500        73,700        26,700        14,900        64,600
Transfer of other assets to property and
  equipment...............................          --            --            --            --       134,000


   The accompanying notes are an integral part of these financial statements.

                              CORAL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Coral Systems, Inc. (the "Company") was incorporated in August 1991. The Company develops and provides software solutions for the wireless telecommunications industry. The solutions enable carriers to reduce fraud and customer turnover and increase operating efficiencies.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     The Company generates revenue from software licenses; services (including maintenance, installation and training); development and consulting contracts; and certain hardware sold in conjunction with software licenses. The Company's software license agreements typically provide for an initial license fee and annual maintenance based on a defined number of subscribers, as well as additional license and maintenance fees for net subscriber additions. The Company also has entered into license agreements that provide for either a one-time license fee or a monthly license fee with no additional fees based on incremental subscriber growth.


     Revenue from initial license fees with end users is recognized when the product has been delivered and the Company has satisfied all significant performance obligations, unless terms of the sales arrangement provide for customer acceptance that is based on non-standard performance or other terms. In the latter case, revenue is recognized when the customer accepts the product pursuant to those terms. Revenue for incremental subscriber growth, if any, is recognized at the date subscriber growth is calculated and the revenue is earned pursuant to the terms of the relevant software license agreement. Monthly license fees are recognized as earned on a monthly basis. Maintenance revenue is recognized ratably over the term of the maintenance agreement. Service revenue for installation and training is recognized as the services are performed. Revenue from development and consulting contracts is generally recognized as the services are performed, using the percentage of completion method. Hardware is sold only in conjunction with software licenses when required by the customer and such revenue is deferred until the related license revenue is recognized.



     Sales agreements with distributors typically do not include any rights of return or provisions for the future adjustment of the selling price. The Company recognizes revenue from these transactions at the time the products are shipped to the distributor, unless payment terms are contingent on the distributor's subsequent resale or other significant matters. In those latter cases, revenue is not recognized until the contingencies are resolved.


CONCENTRATION OF CREDIT RISK


     Accounts receivable are concentrated in the wireless telecommunications industry, with both domestic and international customers. During the years ended December 31, 1993, 1994, 1995 and the nine months ended September 30, 1996, the Company recognized approximately 100%, 89%, 77% and 82% of its revenue from three, four, five and three customers, respectively. At September 30, 1996 accounts receivable, net includes $471,000 that is past due from a foreign distributor. This distributor is disputing payment of this entire amount. The Company intends to vigorously pursue collection of this receivable from the distributor, however, it is reasonably possible that collection of any or all of this amount may not occur. However, any efforts by the Company to collect this foreign receivable will be subject to significant practical and legal difficulties. The Company presently believes that no significant loss will be incurred in connection with the collection of this amount.


     Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable and cash equivalents. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company has a cash investment policy which restricts investments to ensure preservation of principal and maintenance of liquidity.

                              CORAL SYSTEMS, INC.

CASH AND CASH EQUIVALENTS

     The Company considers cash on hand, deposits in banks, and investment instruments purchased with original maturities of less than three months to be cash and cash equivalents. Cash equivalents are carried at amortized cost which approximates fair value.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the respective assets which range from three to seven years. Maintenance and repairs are expensed as incurred.

SOFTWARE DEVELOPMENT COSTS

     Research and development costs are expensed as incurred. Statement of Financial Accounting Standards No. 86 (SFAS No. 86) requires the capitalization of certain software development costs once technological feasibility is established. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenue to total projected product revenue, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short. Consequently, software development costs qualifying for capitalization have been insignificant and therefore, the Company has not capitalized any software development costs to date.

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as well as the reported amounts of revenue and expenses. Actual results could differ from these estimates, making it reasonably possible that a change in these estimates could occur in the near term.

UNAUDITED INTERIM FINANCIAL DATA

     The interim financial data as of September 30, 1995 and for the nine months ended September 30, 1995 is unaudited; however, in the opinion of management of the Company, the unaudited interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period presented. All data presented in these notes at such date and for such period is unaudited.

UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY

     The Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission ("SEC") with respect to sales of shares of its common stock to the public. If the Company's initial public offering is consummated under the terms presently anticipated, all of the convertible preferred stock outstanding will automatically convert into 3,995,704 shares of common stock. Pro forma stockholders' equity as of September 30, 1996, as set forth on the accompanying balance sheet, is adjusted for the anticipated conversion of such preferred stock.

PRO FORMA NET LOSS PER COMMON SHARE

     The Company's historical capital structure is not indicative of its prospective structure due to the automatic conversion of all shares of convertible preferred stock into common stock concurrent with the closing of the Company's anticipated initial public offering. Accordingly, historical net loss per common share is not considered meaningful and has not been presented herein.

     Pro forma net loss per share is computed based on the weighted average number of common shares outstanding and gives effect to certain adjustments described below. Common equivalent shares are not

                              CORAL SYSTEMS, INC.

included in the per share calculation where the effect of their inclusion would be antidilutive, except that, in conformity with SEC requirements, common and common equivalent shares issued during the twelve-month period prior to the filing of the registration statement related to the Company's proposed initial public offering have been included in the calculation as if they were outstanding for all periods, using the treasury stock method and the assumed initial public offering price. Additionally, all outstanding shares of convertible preferred stock are assumed to have been converted to common stock at the time of their issuance.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments, including cash, short-term trade receivables and payables and long-term debt, approximate their fair values.

STOCK COMPENSATION PLANS

     The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its stock option and employee stock purchase plans. The Company has adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

EXPORT SALES

     The Company had export sales totaling approximately $386,200, $1,349,900 and $964,700 for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, respectively, to Sweden, Mexico, Germany, Puerto Rico, Malaysia and Taiwan.

ADOPTION OF NEW ACCOUNTING STANDARDS

     The Company has reviewed Statement of Financial Accounting Standards No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of for applicability. Adoption of this standard did not have a material effect on the Company's financial position and results of operations.

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                          DECEMBER 31,
                                                     -----------------------     SEPTEMBER 30,
                                                       1994          1995            1996
                                                     ---------     ---------     -------------
    Furniture and office equipment.................  $ 241,100     $ 410,000      $   738,400
    Computer equipment.............................     73,700       293,300          834,300
    Purchased software.............................     83,700       210,700          254,300
                                                      --------      --------       ----------
                                                       398,500       914,000        1,827,000
    Less accumulated depreciation and
      amortization.................................   (143,100)     (288,200)        (562,700)
                                                      --------      --------       ----------
                                                     $ 255,400     $ 625,800      $ 1,264,300
                                                      ========      ========       ==========

     Included in property and equipment at September 30, 1996 is $712,600 of equipment under capital leases with accumulated amortization aggregating $180,100. See Note 3.

                              CORAL SYSTEMS, INC.

3. LONG-TERM DEBT, EXTRAORDINARY ITEM AND AVAILABLE CREDIT

     Long-term debt, including capitalized lease obligations consists of the following:

                                                                 DECEMBER 31,
                                                             ---------------------   SEPTEMBER 30,
                                                               1994        1995          1996
                                                             ---------   ---------   -------------
Line of credit with bank; interest at bank's prime plus 2%
  through May 1995, prime plus 1.50% from June 1995 to May
  1996, and prime plus 1.25% thereafter (actual rate of
  9.5% at September 30, 1996); due April 1997; secured by
  all cash, accounts receivable, equipment, inventory and
  transferable third-party rights..........................  $ 110,000   $ 207,000     $ 150,000
Note payable to bank; interest at prime plus 2% (actual
  rate of 10.5% at December 31, 1995); payable in monthly
  installments of $2,744 through May 1996; secured by
  equipment................................................     41,500      11,600            --
Note payable to stockholder; interest at 10%; due April
  1995; unsecured..........................................     24,700          --            --
Note payable to supplier; interest at 10%; payable in
  monthly installments of $3,183 through April 1995;
  unsecured................................................     12,500          --            --
Capital lease obligation; interest at 11.55%; payable in
  monthly installments of $22,900 through May 1999.........         --     223,900       543,500
Convertible note payable to systems integrator; interest at
  8% through May 31, 1995, 18% thereafter; due June 1,
  1995; unsecured..........................................    500,000     500,000            --
                                                             ---------   ---------     ---------
                                                               688,700     942,500       693,500
Less current portion.......................................   (666,700)   (796,700)     (380,100)
                                                             ---------   ---------     ---------
                                                             $  22,000   $ 145,800     $ 313,400
                                                             =========   =========     =========

     Future maturities of long-term debt at September 30, 1996 are as follows:

    Three months ending December 31, 1996.....................................  $ 70,500
    1997......................................................................   432,000
    1998......................................................................   238,400
    1999......................................................................    31,300
                                                                                --------
                                                                                 772,200
    Less amount representing interest.........................................   (78,700)
                                                                                --------
                                                                                $693,500
                                                                                ========

     In September 1996, the Company extinguished a previously recorded net liability of $658,300, consisting of a $500,000 note plus accrued interest, and a separate liability due to a systems integrator, as well as receivables owed to the Company by the systems integrator. The Company paid $415,000 resulting in a net gain of $243,300 which was recorded as an extraordinary item. The Company also paid $127,200 of legal expenses associated with this matter, which were included in general and administrative expenses.

     At September 30, 1996, the Company had $600,000 available to draw on a $750,000 line of credit with a bank. The line of credit expires on April 26, 1997. The Company is also subject to a compensating balance arrangement of $250,000 if the loan balance on the line of credit exceeds $500,000.

                              CORAL SYSTEMS, INC.

4. CAPITAL STOCK, OPTIONS AND WARRANTS

STOCK SPLIT

     In connection with its proposed initial public offering, a one-for-two reverse split of the Company's stock has been approved and is to be consummated prior to such offering. All common stock share and per share information and all preferred stock conversion rates presented in these financial statements has been restated for all periods presented to reflect the reverse stock split.

PREFERRED STOCK

     In March 1996, the Company's certificate of incorporation was amended to increase the authorized shares of preferred stock from 5,000,000 shares to 15,000,000 shares consisting of: 2,000,000 shares of Series A preferred stock, 2,083,333 shares of Series B preferred stock, 1,850,000 shares of Series C preferred stock and 9,066,667 shares undesignated as to series.

     Series A and Series C preferred stock are convertible at the option of the holder into common stock on a one-for-two basis; Series B preferred stock is convertible on a one-for-one basis. In the event of a qualified public offering, all preferred shares will automatically convert to common stock. Additionally, all preferred shares have certain voting rights on an as-converted basis and a liquidation preference equal to the original purchase price plus a pro rata portion of remaining liquidation proceeds in excess of the proceeds paid to common stockholders.

EMPLOYEE STOCK PURCHASE PLAN

     In August 1996, the Company's Board of Directors approved the Employee Stock Purchase Plan (the "Purchase Plan") with 450,000 shares of Common Stock reserved for issuance thereunder. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. Employees are eligible to participate if they have been employed by the Company for at least one year preceding the beginning of the offering. Employees may elect to have up to 15% of their earnings withheld and applied to the purchase of common stock at a price equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. No shares of Common Stock have been issued to participants in the Purchase Plan to date.

STOCK OPTIONS AND WARRANTS

     In October 1992, the Company adopted a stock option plan with 941,690 shares reserved for issuance to employees, directors and consultants of the Company. Subsequent to 1992, the Board of Directors increased the number of authorized shares reserved under the Company' 1992 Stock Option Plan to 2,089,189. Options granted under the plan expire ten years from the date of grant and generally vest over a period of three to four years.

     The Company has 979,937 warrants outstanding and fully exercisable at September 30, 1996. At September 30, 1996, 503,007 of the warrants are held by an officer, a present director and a former director of the Company. The warrants have five to ten year terms and expire from 1998 through 2003.

                              CORAL SYSTEMS, INC.

     The following is a summary of stock option and warrant activity for the years ended December 31, 1993, 1994, 1995 and for the nine months ended September 30, 1996:


                                                             WEIGHTED                     WEIGHTED
                                                             AVERAGE                      AVERAGE
                                               WARRANTS   EXERCISE PRICE    OPTIONS    EXERCISE PRICE
                                              ----------  --------------   ----------  --------------
    Outstanding December 31, 1992...........     596,656     $ 0.0026              --           --
      Granted...............................     607,580       0.3227         545,045     $ 0.0926
                                               ---------      -------       ---------      -------
    Outstanding December 31, 1993...........   1,204,236       0.1641         545,045       0.0926
      Granted...............................      43,002       2.0000         149,500       0.2000
      Forfeited.............................   (112,852)       0.0027        (52,843)       0.1117
      Exercised.............................   (146,284)       0.0027        (50,474)       0.0265
                                               ---------      -------       ---------      -------
    Outstanding December 31, 1994...........     988,102       0.2864         591,228       0.1237
      Granted...............................      29,000       0.2000         457,753       0.1853
      Forfeited.............................          --           --       (158,925)       0.2732
      Exercised.............................    (18,331)       0.0027       (108,819)       0.1238
                                               ---------      -------       ---------      -------
    Outstanding December 31, 1995...........     998,771       0.2891         781,237       0.1326
      Granted...............................          --           --         395,500       3.2755
      Forfeited.............................          --           --        (49,150)       0.2165
      Exercised.............................    (18,834)       0.6637        (25,241)       0.0585
                                               ---------      -------       ---------      -------
    Outstanding September 30, 1996..........     979,937     $ 0.2819       1,102,346     $ 1.2582
                                               =========      =======       =========      =======


     The weighted average fair value of options granted during the year ended December 31, 1995 and the nine-month period ended September 30, 1996 was $.03 per share and $.53 per share, respectively. The weighted average fair value of warrants granted during the year ended December 31, 1995 is $.03 per share.

     The following table summarizes information about exercisable stock options and warrants as of the following dates:

                                                                                WEIGHTED
                                                                                AVERAGE
                                                                 SHARES      EXERCISE PRICE
                                                                 -------     --------------
        December 31, 1993.......................    Options       49,458          $.10
                                                    Warrants     327,868          $.04
        December 31, 1994.......................    Options      162,834          $.11
                                                    Warrants     604,336          $.20
        December 31, 1995.......................    Options      284,009          $.09
                                                    Warrants     998,771          $.29
        September 30, 1996......................    Options      315,297          $.11
                                                    Warrants     979,937          $.28

                              CORAL SYSTEMS, INC.

     The following table summarizes information about stock options and warrants outstanding at September 30, 1996:


                                                                                        WEIGHTED
                                                                                        AVERAGE
                                                   RANGE OF         OUTSTANDING        REMAINING
                                                EXERCISE PRICES     AT 9/30/96      CONTRACTUAL LIFE
                                                ---------------     -----------     ----------------
    Options...................................   $ .027 - $6.00       1,102,346            7.92
    Warrants..................................   $ .003 - $2.00         979,937            4.51


     At September 30, 1996 there were 802,309 shares available for grant under the stock option plan.

     The Company applies APB Opinion 25 in accounting for its stock compensation plans, and no compensation expense has been recognized in the financial statements. Had compensation expense for the Company's stock option plan been determined based on the fair values at the grant dates for awards under the plan consistent with the method of accounting prescribed by FASB Statement 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                                  DECEMBER 31,     SEPTEMBER 30,
                                                                      1995             1996
                                                                  ------------     -------------
    Net loss..................................    As reported     $ (3,390,900)      $(741,700)
                                                  Pro forma         (3,398,100)       (854,500)
    Pro forma net loss per common share.......    As reported     $       (.48)      $    (.09)
                                                  Pro forma               (.48)           (.11)

     In accordance with the guidance provided under SFAS 123, fair values are based on minimum values. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the year ended December 31, 1995 and the nine-month period ended September 30, 1996: dividend yield of zero; expected volatility of zero; risk-free interest rates ranging from 5.62% to 7.13%; and an expected term of six years. The risk-free rate used in the calculation is the yield on the grant date of a U.S. Treasury Strip with a maturity equal to the expected term of the option.

5. INCOME TAXES

     The Company's net deferred tax assets consist of the following (in thousands):

                                                            DECEMBER 31,
                                                      -------------------------   SEPTEMBER 30,
                                                         1994          1995           1996
                                                      -----------   -----------   -------------
    Net operating loss carryforwards................  $   898,500   $ 2,146,500    $  2,367,100
    Deferred revenue and other......................      155,300       163,600         209,600
    Tax credit carryforwards........................       92,400       125,000         125,000
                                                      -----------   -----------     -----------
      Gross deferred tax assets.....................    1,146,200     2,435,100       2,701,700
    Less deferred tax asset valuation allowance.....   (1,146,200)   (2,435,100)     (2,701,700)
                                                      -----------   -----------     -----------
              Net deferred tax asset................  $        --   $        --    $         --
                                                      ===========   ===========     ===========

     Based upon the Company's accumulated deficit and history of recurring net losses, the ultimate realization of the deferred tax asset does not appear to be more likely than not. Accordingly, a valuation allowance has been provided against all potential future tax benefits.

                              CORAL SYSTEMS, INC.

     The benefit for income taxes differs from the amount computed by applying the U.S. federal income tax rate of 34% to loss before income taxes as follows (in thousands):

                                                                                    NINE MONTHS
                                                   YEAR ENDED DECEMBER 31,             ENDED
                                             -----------------------------------   SEPTEMBER 30,
                                               1993        1994         1995            1996
                                             ---------   ---------   -----------   --------------
    U.S. federal income tax benefit at
      statutory rate.......................  $ 356,900   $ 417,500   $ 1,152,900     $  252,200
    Increases (decreases) resulting from:
      Unrecognized benefit of net operating
         loss carryforwards and future net
         deductions........................   (418,500)   (492,000)   (1,288,800)      (266,600)
      Non-deductible items and other.......     61,600      74,500       135,900         14,400
                                             ---------   ---------   -----------     ----------
    Benefit for income taxes...............  $      --   $      --   $        --     $       --
                                             =========   =========   ===========     ==========

     At September 30, 1996, the Company has net operating loss carryforwards aggregating approximately $6,312,100 which expire between 2006 and 2010. The Internal Revenue Code places certain limitations on the annual amount of net operating loss carryforwards which can be utilized if certain changes in the Company's ownership occur. Such defined changes occurred in 1994, 1995 and 1996. Those changes have substantially limited the amount of net operating loss benefit that may be utilized in any given taxable year to approximately $30,000 for pre-January 1994 net operating losses, approximately $180,000 for pre-March 1995 net operating losses and approximately $900,000 for pre-June 1996 losses. Future changes in the Company's ownership may further limit the use of the carryforward benefits. There can be no assurance that the IRS will not challenge the Company's factual and legal determination related to ownership changes.

6. RELATED PARTY TRANSACTIONS

     During the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, the Company paid directors of the Company approximately $85,500, $58,500 and $60,200, respectively, for their services and expenses as Board members and consultants.

     During 1995, the Company paid an additional $54,000 and issued 14,000 shares of common stock to a director of the Company for services performed in connection with the Series B preferred stock private placement.

7. EMPLOYEE BENEFITS

     During 1995, the Company established a 401(k) defined contribution plan covering substantially all employees meeting minimum age and service requirements. Participation in the plan is optional. Employer contributions are made to the plan solely at the discretion of the Board of Directors. To date, no Company contributions have been made.

                              CORAL SYSTEMS, INC.

8. COMMITMENTS AND CONTINGENCIES

     The Company conducts its operations from leased facilities. Future minimum non-cancelable rental payments for this facilities lease and other equipment leases are as follows:

                                                                                 OPERATING
                                                                                   LEASE
                                                                                OBLIGATIONS
                                                                                -----------
    Three months ended December 31, 1996......................................   $  30,000
    1997......................................................................     108,200
    1998......................................................................     104,100
    1999......................................................................       8,700
                                                                                 ---------
                                                                                 $ 251,000
                                                                                 =========

     Rent expense related to the above operating leases approximated $35,300, $80,000, $147,500, and $162,000 for the years ended December 31, 1993, 1994 and
1995 and the nine months ended September 30, 1996, respectively.

     [GRAPHIC DEPICTING A CORAL REEF WITH THE CORAL SYSTEMS LOGO AND SLOGAN
                     "THE SOFTWARE STANDARD IN WIRELESS."]

------------------------------------------------------
------------------------------------------------------

     No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholder or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                           --------------------------

                               TABLE OF CONTENTS

                           --------------------------

                                        Page
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     6
Use of Proceeds.......................    14
Dividend Policy.......................    14
Capitalization........................    15
Dilution..............................    16
Selected Financial Data...............    17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    18
Business..............................    26
Management............................    36
Certain Transactions..................    44
Principal and Selling Stockholders....    46
Description of Capital Stock..........    48
Shares Eligible for Future Sale.......    50
Underwriting..........................    52
Legal Matters.........................    53
Experts...............................    53
Additional Information................    54
Index to Financial Statements.........   F-1

                             ---------------------

     Until           , 1996 (25 days after the date of this Prospectus) all
dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                2,700,000 SHARES

                              [CORAL SYSTEMS LOGO]

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------
                             MONTGOMERY SECURITIES

                                COWEN & COMPANY

                                 UBS SECURITIES
                                           , 1996

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.

    Registration fee........................................................... $ 11,291
    NASD filing fee............................................................    4,226
    Nasdaq application fee.....................................................   20,525
    Blue sky qualification fee and expenses....................................
    Printing and engraving expenses............................................    *
    Legal fees and expenses....................................................    *
    Accounting fees and expenses...............................................    *
    Transfer agent and registrar fees..........................................    *
    Directors and Officers Insurance...........................................    *
    Miscellaneous..............................................................    *
                                                                                --------
              Total............................................................ $821,000
                                                                                ========

---------------

* To be supplied by amendment

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant's Amended and Restated Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, under current Delaware law, a director's liability to the Registrant or its stockholders may not be limited with respect to liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since September 30, 1993, the Registrant has issued and/or sold unregistered securities as set forth below. All share numbers and per share prices reflect the 1-for-753.3521 stock split effected by the Registrant in January 1994 and the 1-for-2 reverse stock split expected to occur prior to the effectiveness of the offering.

 (1) During the period, the Registrant granted stock options to purchase common shares as provided in the following tables:

     To officers, employees, directors and consultants under the 1992 Stock Option Plan:

                                 DATE                            SHARES      PRICE/SHARE
        ------------------------------------------------------  ---------    -----------
        October 1, 1993.......................................    420,746     $ .026
        November 10, 1993.....................................     56,501     $ .66
        May 17, 1994..........................................     68,000     $ .20
        October 25, 1994......................................     81,500     $ .20
        February 27, 1995.....................................    152,002     $ .20
        May 12, 1995..........................................    158,000     $ .22
        July 27, 1995.........................................     54,000     $ .22
        September 11, 1995....................................     37,250     $ .22
        December 8, 1995......................................     56,501     $ .22
        March 22, 1996........................................    178,250     $ .22
        June 5, 1996..........................................      6,750     $1.50
        July 24, 1996.........................................    210,500     $6.00

 (2) During the period, the Registrant sold shares of Common Stock pursuant to the exercise of stock options as follows:


                                 DATE                            SHARES      PRICE/SHARE
        ------------------------------------------------------  ---------    -----------
        October 3, 1994.......................................     41,434     $ .026
        December 15, 1994.....................................      9,040     $ .026
        May 16, 1995..........................................     56,501     $ .020
        June 16, 1995.........................................     34,385     $ .026
        June 16, 1995.........................................      4,500     $ .20
        November 27, 1995.....................................     13,433     $ .026
        January 25, 1996......................................      7,533     $ .026
        January 29, 1996......................................     13,183     $ .026
        March 18, 1996........................................      3,400     $ .22
        May 29, 1996..........................................        750     $ .22
        September 30, 1996....................................        375     $ .22


 (3) From January 1994 to March 1994, the Registrant sold 2,000,000 shares of Series A Preferred Stock, which will convert into 999,960 shares of Common Stock upon the completion of this offering, to a group of accredited investors for cash in the aggregate amount of $1,720,000 and cancellation of indebtedness in the aggregate amount of $280,000.

 (4) In January 1994, the Registrant sold 94,169 shares of Common Stock, pursuant to exercise of a warrant, to an officer of the Registrant for cash in the aggregate amount of $249.92.

 (5) In March 1994, the Registrant issued warrants to purchase 43,002 shares of Common Stock, at a price of $2.00 per share, to consultants of the Registrant.

 (6) In June 1994, the Registrant sold 48,365 shares of Common Stock, pursuant to exercise of a warrant, to a former officer of the Registrant for cash in the aggregate amount of $128.36.

 (7) In July 1995, the Registrant issued a warrant to purchase 29,000 shares of Common Stock, at an exercise price of $.20 per share, to a consultant of the Registrant.

 (8) In November 1994, the Registrant sold 3,750 shares of Common Stock, pursuant to exercise of a warrant, to a former director of the Registrant for cash in the aggregate amount of $9.95.

 (9) In March 1995, the Registrant sold 2,083,333 shares of Series B Preferred Stock, which will convert into 2,083,290 shares of Common Stock upon the completion of this offering, to a group of accredited investors for cash in the aggregate amount of $4,096,821.20 and cancellation of indebtedness in the aggregate amount of $403,178.08.

(10) In July 1995, the Registrant sold 18,331 shares of common stock, pursuant to exercise of a warrant, to an officer of the Registrant for cash in the aggregate amount of $48.65.

(11) In March 1996, the Registrant sold 1,824,920 shares of Series C Preferred Stock, which will convert into 912,453 shares of Common Stock upon the completion of this offering, to an accredited investor for cash in the aggregate amount of $4,222,198.

(12) In August 1996, the Registrant sold 18,834 shares of Common Stock, pursuant to exercise of a warrant, to a former consultant of the Registrant for cash in the aggregate amount of $12,500.13

     With respect to the grant of stock options described in paragraph (1) above, exemption from Registration under the Securities Act was unnecessary in that none of such transactions involved a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

     The sales and issuances of securities in the transactions described in paragraphs (2), (4), (6) and (8) above, were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensating benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

     The sales and issuances of securities in the transactions described in paragraphs (3), (5), (7) and (9) through (12) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Rule 506 promulgated under the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


      EXHIBIT
       NUMBER                                      DESCRIPTION
-------------------- ------------------------------------------------------------------------
         1.1+        -- Form of Underwriting Agreement.
      3(i).1+        -- Amended and Restated Certificate of Incorporation.
      3(i).2+        -- Form of Amended and Restated Certificate of Incorporation to be
                        effective upon the closing of the offering.
     3(ii).1+        -- Bylaws of the Registrant.
     3(ii).2+        -- Form of Amended and Restated Bylaws to be effective upon the closing of the offering.
         4.1         -- Reference is made to Exhibits 3(i).1 through 3(ii).2.
         4.2*        -- Specimen Stock Certificate.
         5.1*        -- Opinion of Cooley Godward LLP.
        10.1+        -- Form of Indemnity Agreement to be entered into between the Registrant and its directors and officers, with related schedule.
        10.2+        -- Registrant's Amended and Restated Stock Option Plan, including forms of stock option grant notice and stock option agreement.
        10.3+        -- Registrant's 1996 Employee Stock Purchase Plan.

      EXHIBIT
       NUMBER                                      DESCRIPTION
-------------------- ------------------------------------------------------------------------
        10.4+        -- Lease Agreement, dated May 19, 1992, between the Registrant and
                        Lincoln National Life Insurance Company, Inc., as amended on November
                        22, 1993 and September 20, 1995.
        10.5+        -- Master Lease Agreement, dated August 9, 1995, between the Registrant and Dominion Ventures, Inc.
        10.6+        -- Loan Agreement and Promissory Note, dated April 26, 1996, between the
                        Registrant and Pioneer Bank of Longmont.
        10.7+        -- Form of Warrant entered into between the Registrant and Howard
                        Kaushansky, CVM Equity Fund III, Ltd. and certain others, with related schedule.
        10.8+        -- Form of Amended and Restated Warrant entered into between the
                        Registrant and William F. Nicklin and certain others, with related schedule.
        10.9+        -- Letter Agreement, dated June 20, 1996, between the Registrant and
                        Bessemer Venture Partners III L.P. ("BVP III") and Vertex Investment
                        (II) Ltd. ("Vertex").
        10.10+       -- Stock Purchase Agreement, dated June 21, 1996, between the Jensen
                        Charitable Remainder Trust, BVP III and Vertex.
        10.11+       -- Stock Purchase Agreement, dated June 21, 1996, between Flemming B.
                        Jensen, BVP III and Vertex.
        10.12+       -- Stock Purchase Agreement, dated July 15, 1996, between the
                        Registrant, BVP III and Vertex.
        10.13+       -- Amended and Restated Investors' Rights Agreement, dated March 21,
                        1996, between the Registrant and certain stockholders and
                        warrantholders.
        10.14+**     -- Marketing License Agreement, dated March 21, 1996, between the
                        Registrant and Cincinnati Bell Information Services, Inc., including
                        Addendum No. 1, dated August 15, 1996.
        10.15+**     -- Software License Agreement, dated November 24, 1993, between the
                        Registrant and QUALCOMM, Inc.
        10.16+**     -- Software License Agreement, dated January 19, 1996, between the
                        Registrant and DSC Technologies Corporation.
        10.17+**     -- Joint Development and Licensing Agreement, dated September 30, 1994, between the Registrant and AirTouch Communications, Inc.
                        ("AirTouch"), including the First Amendment Agreement, dated June 30,
                        1995.
        10.18+**     -- Patent License Agreement, dated December 21, 1995, between the
                        Registrant and AirTouch.
        10.19        -- Form of Stock Option Grant Notice issued by the Company to certain officers and directors, with related schedule.
        11.1+        -- Statement regarding calculation of net loss per share.
        23.1         -- Consent of Price Waterhouse LLP, Independent Accountants. Reference
                        is made to page II-8.
        23.2         -- Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
        24.1         -- Power of Attorney. Reference is made to page II-7.
        27*          -- Financial Data Schedule.


---------------

 + Previously filed.


 * To be filed by amendment.


** The Company has applied for confidential treatment with respect to portions of these Exhibits.

     (b) Financial Statement Schedules.

     All schedules are omitted because they are not required, are not applicable, or the information is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned in the City of Longmont, State of Colorado, on the 18th day of November, 1996.


                                            CORAL SYSTEMS, INC.

                                            By:    /s/  ERIC A. JOHNSON

                                            ------------------------------------
                                                      Eric A. Johnson
                                             President, Chief Executive Officer
                                                 and Chairman of the Board

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Eric A. Johnson as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the Registration Statement on Form S-1 (including post-effective amendments or any abbreviated registration statement, and any amendments thereto, filed pursuant to Rule 462(b) increasing the amount of securities for which registration is being sought), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                               TITLE                    DATE
                  ---------                               -----                    ----
            /s/  ERIC A. JOHNSON               President, Chief Executive   November 18, 1996
---------------------------------------------    Officer and Chairman of
               Eric A. Johnson                   the Board (Principal
                                                 Executive Officer)

            /s/  KYLE D. HUBBART               Chief Financial Officer and  November 18, 1996
---------------------------------------------    Treasurer (Principal
               Kyle D. Hubbart                   Financial and Accounting
                                                 Officer)

             /s/  DAVID J. COWAN               Director                     November 18, 1996
---------------------------------------------
               David J. Cowan

            /s/  BRUCE K. GRAHAM               Director                     November 18, 1996
---------------------------------------------
               Bruce K. Graham

           /s/  JEFFREY R. HULTMAN             Director                     November 18, 1996
---------------------------------------------
             Jeffrey R. Hultman

            /s/  ROBERT J. MARINO              Director                     November 18, 1996
---------------------------------------------
              Robert J. Marino

           /s/  WILLIAM F. NICKLIN             Director                     November 18, 1996
---------------------------------------------
             William F. Nicklin

           /s/  THOMAS G. WASHING              Director                     November 18, 1996
---------------------------------------------
              Thomas G. Washing

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated October 17, 1996 relating to the financial statements of Coral Systems, Inc. appearing in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data." However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."


PRICE WATERHOUSE LLP

Boulder, Colorado

November 15, 1996

                                 EXHIBIT INDEX


      EXHIBIT
       NUMBER                                DESCRIPTION OF DOCUMENT
-------------------- ------------------------------------------------------------------------
         1.1+        -- Form of Underwriting Agreement.
      3(i).1+        -- Amended and Restated Certificate of Incorporation.
      3(i).2+        -- Form of Amended and Restated Certificate of Incorporation to be
                        effective upon the closing of the offering.
     3(ii).1+        -- Bylaws of the Registrant.
     3(ii).2+        -- Form of Amended and Restated Bylaws to be effective upon the closing of the offering.
         4.1         -- Reference is made to Exhibits 3(i).1 through 3(ii).2.
         4.2*        -- Specimen Stock Certificate.
         5.1*        -- Opinion of Cooley Godward LLP.
        10.1+        -- Form of Indemnity Agreement to be entered into between the Registrant and its directors and officers, with related schedule.
        10.2+        -- Registrant's Amended and Restated Stock Option Plan, including forms of stock option grant notice and stock option agreement.
        10.3+        -- Registrant's 1996 Employee Stock Purchase Plan.
        10.4+        -- Lease Agreement, dated May 19, 1992, between the Registrant and
                        Lincoln National Life Insurance Company, Inc., as amended on November
                        22, 1993 and September 20, 1995.
        10.5+        -- Master Lease Agreement, dated August 9, 1995, between the Registrant and Dominion Ventures, Inc.
        10.6+        -- Loan Agreement and Promissory Note, dated April 26, 1996, between the
                        Registrant and Pioneer Bank of Longmont.
        10.7+        -- Form of Warrant entered into between the Registrant and Howard
                        Kaushansky, CVM Equity Fund III, Ltd. and certain others, with related schedule.
        10.8+        -- Form of Amended and Restated Warrant entered into between the
                        Registrant and William F. Nicklin and certain others, with related schedule.
        10.9+        -- Letter Agreement, dated June 20, 1996, between the Registrant and
                        Bessemer Venture Partners III L.P. ("BVP III") and Vertex Investment
                        (II) Ltd. ("Vertex").
        10.10+       -- Stock Purchase Agreement, dated June 21, 1996, between the Jensen
                        Charitable Remainder Trust, BVP III and Vertex.
        10.11+       -- Stock Purchase Agreement, dated June 21, 1996, between Flemming B.
                        Jensen, BVP III and Vertex.
        10.12+       -- Stock Purchase Agreement, dated July 15, 1996, between the
                        Registrant, BVP III and Vertex.
        10.13+       -- Amended and Restated Investors' Rights Agreement, dated March 21,
                        1996, between the Registrant and certain stockholders and
                        warrantholders.
        10.14+**     -- Marketing License Agreement, dated March 21, 1996, between the
                        Registrant and Cincinnati Bell Information Services, Inc., including
                        Addendum No. 1, dated August 15, 1996.
        10.15+**     -- Software License Agreement, dated November 24, 1993, between the
                        Registrant and QUALCOMM, Inc.

      EXHIBIT
       NUMBER                                DESCRIPTION OF DOCUMENT
-------------------- ------------------------------------------------------------------------
        10.16+**     -- Software License Agreement, dated January 19, 1996, between the
                        Registrant and DSC Technologies Corporation.
        10.17+**     -- Joint Development and Licensing Agreement, dated September 30, 1994, between the Registrant and AirTouch Communications, Inc.
                        ("AirTouch"), including the First Amendment Agreement, dated June 30,
                        1995.
        10.18+**     -- Patent License Agreement, dated December 21, 1995, between the
                        Registrant and AirTouch.
        10.19        -- Form of Stock Option Grant Notice issued by the Company to certain officers and directors, with related schedule.
        11.1+        -- Statement regarding calculation of net loss per share.
        23.1         -- Consent of Price Waterhouse LLP, Independent Accountants. Reference
                        is made to page II-8.
        23.2         -- Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
        24.1         -- Power of Attorney. Reference is made to page II-7.
        27*          -- Financial Data Schedule.


---------------

 + Previously filed.


 * To be filed by amendment.


** The Company has applied for confidential treatment with respect to portions of these Exhibits.